Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF AUGUST 12, 2026

among

UNIVERSAL TECHNICAL INSTITUTE, INC.,

as Borrower,

THE OTHER LOAN PARTIES SIGNATORY HERETO,

as Loan Parties,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Agent, L/C Issuer and Swing Line Lender,

and

THE LENDERS

FROM TIME TO TIME PARTY HERETO,

FIFTH THIRD BANK, NATIONAL ASSOCIATION

as Joint Lead Arranger and Sole Bookrunner

JPMORGAN CHASE BANK, N.A. as Joint Lead Arranger; and

TRUIST SECURITIES, INC., as Joint Lead Arranger

i

3.10	Regulated Entities	58

3.11	Margin Regulations	58

3.12	Compliance With Laws; Anti-Terrorism Laws	58

3.13	Taxes	59

3.14	Compliance with ERISA	59

3.15	Brokers	60

3.16	Material Contracts	60

3.17	Environmental Compliance	61

3.18	Intellectual Property	62

3.19	Real Property Interests	62

3.20	Full Disclosure	62

3.21	Insurance	62

3.22	Deposit and Disbursement Accounts	62

3.23	Solvency	62

3.24	Affiliate Transactions	62

3.25	Representations and Warranties in Loan Documents	63

4. AFFIRMATIVE COVENANTS		63

4.1	Maintenance of Existence and Conduct of Business	63

4.2	Payment of Charges	63

4.3	Books and Records	64

4.4	Insurance; Damage to or Destruction of Collateral	64

4.5	Compliance with Laws and Maintenance of Permits	65

4.6	Intellectual Property	65

4.7	Environmental Matters	66

4.8	[Intentionally Omitted.]	66

4.9	Treasury Management	66

4.10	Maintenance of Property; Material Contracts	66

4.11	Inspection of Property and Books and Records; Appraisals	67

4.12	Use of Proceeds	67

4.13	Further Assurances	67

4.14	Post-Closing Matters	68

ii

5. NEGATIVE COVENANTS		69

5.1	Asset Dispositions, Etc.	69

5.2	Investments; Loans and Advances	69

5.3	Indebtedness	70

5.4	Affiliate Transactions	71

5.5	Capital Structure and Business	71

5.6	Contingent Obligations	72

5.7	Liens	72

5.8	Consolidations and Mergers	73

5.9	ERISA	73

5.10	Hazardous Materials	73

5.11	Sale Leasebacks	73

5.12	Restricted Payments	74

5.13	Change of Corporate Name or Location; Change of Fiscal Year	74

5.14	No Restriction on Distributions; No Negative Pledges	74

5.15	[Intentionally Omitted	75

5.16	Affiliate Compensation and Fees	75

5.17	Margin Stock; Use of Proceeds	75

5.18	Sanctions; Use of Proceeds	75

6. FINANCIAL COVENANTS		75

6.1	Maximum Consolidated Total Net Leverage Ratio	75

6.2	Minimum Consolidated Interest Coverage Ratio	75

7. FINANCIAL STATEMENTS AND INFORMATION		75

7.1	Reports and Notices	75

7.2	Communication with Accountants	78

8. CONDITIONS PRECEDENT		78

8.1	Conditions to the Initial Advances	78

8.2	Further Conditions to Each Advance	80

9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES		80

9.1	Events of Default	80

9.2	Remedies	83

9.3	Application of Proceeds	83

9.4	Actions in Concert	84

9.5	Waivers by Loan Parties	84

iii

10. EXPENSES AND INDEMNITY		85

10.1	Expenses	85

10.2	Indemnity	85

11. AGENT		86

11.1	Appointment and Authorization	86

11.2	Agent and Affiliates	86

11.3	Action by Agent; Actions through Sub-Agents	86

11.4	Consultation with Experts	87

11.5	Liability of Agent	87

11.6	Indemnification	87

11.7	Right to Request and Act on Instructions	87

11.8	Credit Decision	88

11.9	Collateral and Guaranty Matters	88

11.10	Agency for Perfection	89

11.11	Notice of Default	89

11.12	Successor Agent	89

11.13	Disbursements of Revolving Credit Advances; Payment and Sharing of Payment	90

11.14	Additional Titled Agents	92

11.15	Withholding Tax	92

11.16	Agent May File Proof of Claim	92

11.17	Agent in Individual Capacity	93

11.18	ERISA Fiduciary Representations and Warranties	93

11.19	Acknowledgments Regarding Erroneous Payments	94

12. MISCELLANEOUS		95

12.1	Survival	95

12.2	No Waivers	95

12.3	Notices	96

12.4	Severability	96

12.5	Amendments and Waivers	96

12.6	Assignments; Participations; Replacement of Lenders	99

12.7	[Reserved]	102

12.8	Headings	102

12.9	Confidentiality	102

iv

12.10	Waiver of Consequential and Other Damages	103

12.11	Marshaling; Payments Set Aside	103

12.12	GOVERNING LAW; SUBMISSION TO JURISDICTION	103

12.13	WAIVER OF JURY TRIAL	104

12.14	Publication; Advertisement	104

12.15	Counterparts; Integration	105

12.16	No Strict Construction	105

12.17	USA PATRIOT Act Notification	105

12.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	105

12.19	Acknowledgement Regarding Any Supported QFCs	106

v

INDEX OF ANNEXES, EXHIBITS,

SCHEDULES AND APPENDICES

Annex A	-	Letters of Credit
Annex B	-	Commitments as of Closing Date

Exhibit 2.1	-	Form of Notice of Borrowing
Exhibit 2.5	-	Form of Notice of Conversion
Exhibit 12.6	-	Form of Assignment Agreement
Exhibit D	-	Form of Compliance Certificate

Schedule 3.1	-	Existence, Organizational Identification Numbers, Foreign Qualifications, Prior Names
Schedule 3.4	-	Capitalization
Schedule 3.16	-	Material Contracts
Schedule 3.18	-	Intellectual Property
Schedule 3.19	-	Real Property Interests
Schedule 3.22	-	Deposit and Disbursement Accounts
Schedule 3.24	-	Affiliate Transactions
Schedule 4.1	-	Corporate and Trade Names
Schedule 5.3	-	Indebtedness
Schedule 5.6	-	Contingent Obligations
Schedule 5.7	-	Liens

vi

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of August 12, 2026, among UNIVERSAL TECHNICAL INSTITUTE, INC., a Delaware corporation (the “Borrower”), the other Loan Parties signatory hereto from time to time, the financial institutions or other entities from time to time parties hereto, each as a Lender, and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Agent, L/C Issuer and Swing Line Lender.

RECITALS

WHEREAS, Borrower desires that Lenders extend a certain revolving credit facility to Borrower to provide funds necessary for the purpose of (a) refinancing certain indebtedness of Borrower (b) providing working capital financing for Borrower, (c) funding other general corporate purposes of Borrower (including acquisitions and distributions to the extent permitted herein), (d) funding certain fees and expenses associated with the closing of the facilities and (e) providing funds for other purposes permitted hereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS

1.1 Certain Defined Terms. The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person who may become obligated to a Loan Party under, with respect to, or on account of, an Account, any Chattel Paper or any General Intangibles (including a payment intangible).

“Accounts” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “accounts,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, including (a) all accounts receivable, other receivables, book debts and other forms of obligations, (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Loan Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Loan Party’s rights to any Goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed Goods), (d) all rights to payment due to any Loan Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), (e) all healthcare insurance receivables, and (f) all Supporting Obligations and other collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Accreditation” means the status of public recognition granted by any Accrediting Body to an educational institution that meets the Accrediting Body’s standards and requirements, which approval is required for the educational institution to participate in the Title IV Programs.

“Accrediting Body” or “Accrediting Bodies” means, individually, any Person other than a Governmental Authority that is recognized as an accrediting agency by the DOE and which engages in granting or withholding Accreditation or similar approval for private postsecondary schools or programs, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools, including the Accrediting Commission of Career Schools and Colleges, and collectively, two or more of them.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock of any Person or otherwise causing any Person to become a Subsidiary of a Loan Party, or (c) a merger or consolidation or any other combination with another Person.

“Additional Lender” means, as of any date of determination, any Person (other than an existing Lender) that qualifies as an Eligible Assignee and agrees to be a Lender under this Agreement in connection with any Incremental Increase.

“Advance” means any Revolving Credit Advance, Swing Line Advance, and/or any Incremental Term Loan, as the context may require.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning ascribed to it in Section 12.6(c) of the Agreement.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors (or managers) of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, members, managers, joint venturers and partners, and (d) in the case of a Loan Party, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Loan Party. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent, L/C Issuer, Swing Line Lender and each Lender.

“Agent” means Fifth Third, in its capacity as administrative agent under the Loan Documents or its successor appointed pursuant to Section 11.12 of the Agreement.

“Agreement” means the Credit Agreement, dated as of the Closing Date, by and among Borrower, the other Loan Parties party thereto, Fifth Third, as Agent, L/C Issuer and Swing Line Lender, and the Lenders from time to time party thereto, as amended, amended and restated, or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means, with respect to Tranche Rate Loans, Loans bearing interest at Daily Simple SOFR, Base Rate Loans, Letter of Credit Fees, and the Unused Line Fee payable under Section 2.4(e)(ii), until the date on which the Compliance Certificate is delivered, or is required to be delivered, for the Fiscal Quarter ending September 30, 2026, the rates per annum based on Level IV below, and thereafter from one Pricing Date to the next, the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Consolidated Total Net Leverage Ratio for such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations shall be:	Applicable Margin for Tranche Rate Loans, Loans bearing interest at Daily Simple SOFR, and Letter of Credit Fees shall be:	Applicable Margin for the Unused Line Fee shall be:
I	> 2.50	1.25%	2.25%	0.35%
II	< 2.50 but > 2.00	1.00%	2.00%	0.30%
III	< 2.00 but > 1.50	0.75%	1.75%	0.25%
IV	< 1.50	0.50%	1.50%	0.20%

For purposes hereof, the term “Pricing Date” means, for any Fiscal Quarter of the Borrower and its Subsidiaries, the date on which the Agent received a Compliance Certificate for such Fiscal Quarter then ending, or the date on which a Compliance Certificate for such Fiscal Quarter then ending is required to be delivered to Agent, pursuant to Section 7.1. The Applicable Margin shall be established based on the Consolidated Total Net Leverage Ratio for the most recently completed Fiscal Quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Loan Parties have not delivered financial statements by the date such Compliance Certificate is required to be delivered under Section 7.1, until such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Consolidated Total Net Leverage Ratio shall be deemed to be greater than or equal to 2.50 to 1.00). If the Loan Parties subsequently deliver such Compliance Certificate before the next Pricing Date, the Applicable Margin established by such late delivered Compliance Certificate shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such Compliance Certificate shall be in effect from the Pricing Date that occurs immediately after the end of the Fiscal Quarter covered by such Compliance Certificate until the next Pricing Date. Each determination of the Applicable Margin made by the Agent in accordance with the foregoing shall be conclusive and binding on the Loan Parties and the Lenders absent manifest error. Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Lenders determine that (a) Consolidated Total Net Leverage Ratio as calculated on any Pricing Date was inaccurate and (b) a proper calculation of Consolidated Total Net Leverage Ratio would have resulted in a higher Applicable Margin for any period, then the Borrower shall automatically and retroactively be obligated to pay to the Agent for the benefit of the Lenders, promptly on demand by the Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Commitment Termination Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 9.3(b) of the Agreement.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Arranger” or “Arrangers” means, individually or collectively as the context may require, Fifth Third in its capacity as a Joint Lead Arranger and Bookrunner, and JPMorgan Chase Bank, N.A. and Truist Securities, Inc., each in their capacity as a Joint Lead Arranger, for the credit facilities established pursuant to the Agreement.

“Assignment Agreement” means an agreement substantially in the form of Exhibit 12.6 hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or Subsidiary thereof from time to time by Agent, any Lender or any of Affiliate of Agent or any Lender or any Person who was Agent, a Lender or an Affiliate of Agent or a Lender at the time it provided such products, services or facilities: (a) any services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox services, stop payment services, and other treasury management services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Loan Party or Subsidiary thereof, other than Letters of Credit and Rate Contracts; provided, that no such products, services or facilities provided by any Lender (other than any Lender that is also Agent or an Affiliate of Agent) or any of its respective Affiliates shall be deemed to be “Bank Products” hereunder until Agent has been notified in writing by the applicable Lender thereof.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Base Rate” means for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced by Fifth Third Bank from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Fifth Third Bank’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate, plus (ii) 0.50% and (c) the sum of (i) the Term SOFR that would be applicable to a Tranche Rate Loan with a one (1) month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (ii) 1.00%; provided, that, in no event shall the Base Rate be less than the Index Floor, and, at any time during which Base Rate is determined in reference to Term SOFR, the provision that rounds up the Tranche Rate to the next 1/8th of 1% shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations.

“Base Rate Loans” means Advances that accrue interest by reference to the Base Rate, in accordance with the terms of the Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Person” means any Person: (a) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person or (other than for purposes of the definition of “Change of Control”) any duly appointed committee thereof.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Borrower’s Growth and Diversification Strategy” means new campus buildouts, program expansion and optimization across existing campuses, new program launches, and acquisitions of other integrable education-based businesses which diversify revenue channels, and geographies, including those which mitigate Borrower’s reliance on Title IV revenue and related funding sources.

“Borrower’s Investment Policy” means Borrower’s Investment Policy and Procedures dated as of June 11, 2025.

“Borrowing Availability” means, as of any date of determination, the amount of the aggregate Revolving Loan Commitments in effect at such time, minus the aggregate Revolving Exposure at such time.

“Business Day” means (a) with respect to all notices and determinations, including Interest Payment Dates, in connection with the Tranche Rate, any day that commercial banks in Cincinnati, Ohio or New York, New York are required by law to be open for business and that is a U.S. Government Securities Business Day, which means any day other than a Saturday, Sunday, or day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) in all other cases, any day on which commercial banks in New York, New York or Cincinnati, Ohio are required by Law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Contract with any Lender Party is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Rate Contract. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than 1 year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease or finance lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral” has the meaning ascribed to it on Annex A to the Agreement.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the Laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the Laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days and (f) such other Investments of Borrower or its Subsidiaries in the form of short term marketable debt securities or such other short-term, highly liquid Investments readily convertible into cash, and made in accordance with Borrower’s Investment Policy.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of the Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially (within the meaning of the Securities Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) or of record, by any person (within the meaning of the Securities Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) or group (within the meaning of the Securities Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Borrower, unless the Borrower becomes a direct or indirect wholly-owned Subsidiary of a holding company (i.e., a parent company) and the direct or indirect holders of Stock of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s Stock (and in the same proportion) immediately prior to that event, or (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by persons who (i) were not members of the Board of Directors of the Borrower on the Closing Date and (ii) whose election to the Board of Directors of the Borrower or whose nomination for election by the stockholders of the Borrower was not approved by a majority of the members of the Board of Directors of the Borrower then still in office who were either members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable), levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.

“Chattel Paper” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “chattel paper,” as such term is defined in the Code, including electronic chattel paper, whether now owned or existing or hereafter acquired or arising, wherever located.

“Closing Date” means August 12, 2026.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Cohort Default Rate” has the meaning given such term in 34 C.F.R. § 668 Subpart N.

“Collateral” means the property covered by the Guaranty and Security Agreement, and the other Collateral Documents and any other personal property, tangible or intangible, whether now owned or existing or hereafter acquired or arising, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, but specifically excluding the Excluded Property.

“Collateral Documents” means the Guaranty and Security Agreement, any Patent Security Agreements, any Trademark Security Agreements, any Copyright Security Agreements, any Qualifying Control Agreement, and all other agreements heretofore, now or hereafter entered into in favor of Agent or any Lender guarantying payment of, or granting a Lien upon property, as security for payment of the Obligations.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Borrower and its Subsidiaries for such period, as determined on a consolidated basis.

“Consolidated Adjusted EBITDA” means, with reference to any period of the Loan Parties, Consolidated EBITDA plus the sum of the following (without duplication) determined for the Loan Parties on a consolidated basis to the extent deducted in computing Consolidated Net Income for such period:

(a) fees, costs, and expenses (including legal, accounting and financing costs) expensed during such period in connection with any potential acquisitions (whether or not consummated), new programs, and campus start-ups; plus

(b) non-recurring restructuring charges, reserves, integration costs, or other business optimization expenses, costs, or operating expenditures in connection with the foregoing, including those one-time charges incurred pursuant to Borrower’s Growth and Diversification Strategy;

provided that, for any period, the aggregate amount added back pursuant to clauses (a) and (b) shall not exceed 20% of Consolidated Adjusted EBITDA for such period (after giving effect to any such amounts), less

(c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(i) any extraordinary gains; and

(ii) non-cash gains or non-cash items increasing Consolidated Net Income.

“Consolidated EBITDA” means, with reference to any period of the Loan Parties on a consolidated basis, an amount equal to the sum of:

(a) Consolidated Net Income for such period; plus

(b) to the extent deducted in computing Consolidated Net Income for such period, without duplication:

(i) Consolidated Interest Expense for such period;

(ii) federal, state, and local income taxes for such period; and

(iii) Consolidated Depreciation and Amortization Charges for such period and other non-cash charges including net stock-based compensation (except to the extent that such non-cash charges are reserves for cash charges to be taken in the future).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the period of four Fiscal Quarters most recently ended, to (b) cash Consolidated Interest Expense for the period of four Fiscal Quarters most recently ended.

“Consolidated Interest Expense” means, with reference to any period of the Loan Parties on a consolidated basis, the interest expense (including, without limitation, the “imputed interest” portion of Capital Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of the Borrower and its Subsidiaries for such period..

“Consolidated Net Income” means, with reference to any period of the Loan Parties on a consolidated basis, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed in accordance with GAAP; provided that, there shall be excluded from Consolidated Net Income (a) extraordinary gains and losses, (b) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, a Borrower or any of its Subsidiaries, (c) the net income (or net loss) of any Person (other than a Subsidiary) in which a Borrower or any of its Subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries during such period as a distribution of net income of such Person (and provided that distribution by such Subsidiary is not further restricted as contemplated by clause (d) below), and (d) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Law applicable to such Subsidiary.

“Consolidated Total Funded Indebtedness” means, as of any date of determination thereof, the sum (but without duplication) of all Indebtedness (other than any obligations under any Rate Contract) of the Borrower and its Subsidiaries at such time determined on a consolidated basis.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Funded Indebtedness minus Unrestricted Cash in an amount not to exceed $30,000,000 as of such date to (b) Consolidated Adjusted EBITDA for the period of four Fiscal Quarters most recently ended.

“Commitment Termination Date” means the earliest of (a) August 12, 2031, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Advances to remain outstanding pursuant to Section 9.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Advances and the cancellation and return of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex A to the Agreement, and the termination and permanent reduction of the Revolving Loan Commitments to $0.

“Commitments” or “Commitment” means the Revolving Loan Commitments of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning ascribed to it in Section 7.1(c) to the Agreement.

“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with the Tranche Rate or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day and Interest Period, lookback periods or observation shift, prepayments, and borrowing, conversion, or continuation notices, and other technical, administrative, or operational matters, as may be appropriate, in the discretion of Agent, to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by Agent in an operationally feasible manner and, to the extent feasible, consistent with market practice.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contracts” means all rights, titles and interests of each Loan Party in such Loan Party’s “contracts,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Loan Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Copyright License” means any and all rights now owned or hereafter acquired by any Loan Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means, collectively, each copyright security agreement, notice of grant of security interest in copyrights or similar document made in favor of Agent, on behalf of itself and the other Secured Parties, by any Loan Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback period of five business days) being established by Agent in accordance with the conventions for this rate recommended by the relevant Governmental Authority for determining “Daily Simple SOFR” for syndicated credit facilities; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 2.4(c) of the Agreement.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified Borrower, Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Event, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to Borrower, each L/C Issuer, each Swing Line Lender, and each Lender.

“Deposit Accounts” means all “deposit accounts” as such term in defined in the Code, now or hereafter held in the name of any Loan Party.

“Disbursement Account” means a controlled disbursement account specified by Agent to Borrower as the “Disbursement Account” from time to time.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Stock (other than directors’ qualifying shares or other shares required by applicable Law) in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documents” means all rights, titles and interests of each Loan Party in such Loan Party’s “documents,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

“DOE” means the United States Department of Education and any successor agency administering Title IV Programs.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Educational Agency” means any Person, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private postsecondary schools, including the DOE, any state education department or agency, any guaranty agency and any Accrediting Body.

“Educational Approvals” means any license, authorization, approval, certification or Accreditation issued or required to be issued by an Educational Agency with respect to any aspect of Borrower’s or any of its Subsidiaries’ operations in order for Borrower or such Subsidiary or any location to operate or participate in Title IV Programs, but excluding approvals or licenses with respect to the activities of individual recruiters or instructors at Borrower or any Subsidiary.

“Educational Law” means the HEA and any other Law or binding standard issued or administered by, or related to, any Educational Agency.

“Educational Loan” means any student loan made, insured or originated under Title IV.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person, a Loan Party or an Affiliate of a Loan Party) approved by (i) Agent (such approval not to be unreasonably withheld), (ii) in the case of an assignment of any Revolving Loan Commitment, Revolving Credit Advance or Letter of Credit Obligations, the Swing Line Lender and L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, Borrower (such approval not to be unreasonably withheld, and shall be deemed provided unless expressly withheld by Borrower within five (5) Business Days of request therefor); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) Borrower, or Borrower’s Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender.

“Eligible Swap Counterparty” means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender that (a) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into (or has entered into) a Rate Contract permitted hereunder with Borrower or any Subsidiary of Borrower and (b) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of Agent), maintains and provides to Agent regular reporting in form and substance reasonably satisfactory to Agent, with respect to such Rate Contract exposure. In addition thereto, any Affiliate of a Lender shall, upon Agent’s request, execute and deliver to Agent a letter agreement pursuant to which such Affiliate designates Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.

“Environmental Laws” means all applicable federal, state, local and foreign Laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all rights, titles and interests of each Loan Party in such Loan Party’s “equipment,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located and, in any event, including all such Loan Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded Software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV ERISA Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV ERISA Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV ERISA Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV ERISA Plan unless such failure is cured within 30 days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV ERISA Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of an ERISA Plan described in Section 4064 of ERISA.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the IRC or Title IV of ERISA, to which Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding 5 years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning ascribed to it in Section 9.1 of the Agreement.

“Evergreen Letter of Credit” has the meaning ascribed to it in clause (b) of Annex A to this Agreement.

“Excluded Accounts” means deposits accounts, securities accounts and commodities accounts, in each case, constituting (a) payroll, withholding, tax, fiduciary, or zero balance accounts, (b) foreign accounts, (c) cash collateral, (d) 401(k) accounts, escrow accounts and trust accounts and any other accounts that pledge or encumbrance of which would be prohibited by applicable Law, (e) deposit accounts in to which payments with respect to governmental payors are deposited and for which assignment is prohibited under applicable Law (but not including any deposit accounts into which governmental payor deposited payments are swept) or (f) petty cash accounts containing less than $1,000,000 in the aggregate for three (3) consecutive Business Days (unless any such account is subject to a Qualifying Control Agreement or maintained with the Agent).

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Stock of one or more Excluded Foreign Subsidiaries.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Foreign Subsidiary” means (a) any direct Foreign Subsidiary of the Borrower or (b) a Foreign Subsidiary owned by (i) a Foreign Subsidiary described in clause (a) or (ii) an Excluded Domestic Subsidiary.

“Excluded Property” means, collectively, (i) any fee simple or leasehold real property interests; (ii) any permit, license or contractual obligation entered into by any Loan Party (x) to the extent that any such permit, license or contractual obligation or any requirement of Law applicable thereto prohibits the creation of a Lien thereon (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), (y) which would be abandoned, invalidated, or unenforceable as a result of the creation of a Lien in favor of Agent (other than to the extent that any such consequences set forth in this clause (y) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), or (z) to the extent that the creation of a Lien in favor of Agent would result in a breach or termination pursuant to the terms of or a default under any such permit, license or contractual obligation (other than to the extent that any such consequences set forth in this clause (z) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), in each case under this clause (ii) unless and until any required consents are obtained; provided that the Excluded Property will not include, and the Collateral shall include and the security interest granted in the Collateral shall attach to, (1) all proceeds, substitutions or replacements of any such excluded items referred to herein unless such proceeds, substitutions or replacements would constitute excluded items hereunder, and (2) all rights to payment due or to become due under any such excluded items referred to herein, and if and when the prohibition, default or other relevant limitation which prevents the granting of a security interest in any such property is removed, terminated, or otherwise becomes unenforceable as a matter of law, the Agent will be deemed to have, and at all times to have had, a security interest in such property, and the Collateral will be deemed to include, and at all times to have included, such property without further action or notice by any Person; (iii) property owned by any Loan Party that is subject to a purchase money Lien or a Capital Lease permitted hereunder if (and only for so long as) the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Loan Party or its Affiliates which has not been obtained as a condition to the creation of any other Lien on such property; (iv) vehicles or other goods which are subject to a certificate of title law; (v) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (vi) Excluded Accounts; and (vii) equity interests (A) of any Excluded Foreign Subsidiary or Excluded Domestic Holdco, unless requested by the Agent after the occurrence and during the continuation of an Event of Default; provided that Excluded Property shall not include, and the Collateral shall include, (x) non-voting equity interests of a first tier Excluded Foreign Subsidiary or Excluded Domestic Holdco owned by any Loan Party and (y) voting equity interests of a first tier Excluded Foreign Subsidiary or Excluded Domestic Holdco owned by any Loan Party representing not more than 65% of the total voting power of all outstanding voting equity interests of such Excluded Foreign Subsidiary or Excluded Domestic Holdco, with equity interests of such Foreign Subsidiary or CFC Holdco constituting “stock entitled to vote” within the meaning of Treasury regulation section 1.956-2(c)(2) being treated as voting equity interests of such Excluded Foreign Subsidiary or Excluded Domestic Holdco for purposes of this clause, and (B) of any other Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Person that has guaranteed a Swap Obligation, including the grant of a Lien to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Material Subsidiary, Excluded Foreign Subsidiary, Excluded Domestic Holdco, or Excluded Domestic Subsidiary and (b) any Subsidiary to the extent the Agent and Borrower mutually determine the cost and/or burden of obtaining a guaranty by such Subsidiary (including adverse tax consequences) outweigh the benefit to the Lenders; provided that, in each case of (a) and (b) above, if any Subsidiary joins this Agreement in accordance with Section 4.4 hereof, such Subsidiary shall not constitute an “Excluded Subsidiary”.

“Excluded Taxes” mean any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or, in the case of any Lender in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) in the case of a Lender, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Lender at the time such Lender becomes a party hereto (or designates a new lending office, other than a designation made at the request of any Loan Party), except to the extent that such Lender (or its assignor or seller of a participation, if any) was entitled, immediately before such Lender became a party hereto or designated a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 2.9(a) of the Agreement; (c) any United States federal withholding Taxes that would not have been imposed but for such recipient’s failure to comply with Section 2.9(c) of the Agreement, and (d) any United States federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means Executive Order No. 13224 (effective September 24, 2001).

“Existing Credit Agreement” means that certain Credit Agreement entered into as of November 18, 2022, among Borrower and Fifth Third, as lender, as heretofore amended, restated, supplemented, or otherwise modified in accordance with the terms thereof.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into by the United States with respect thereto, current or future regulations or official interpretations thereof, in each case implementing such IRC Sections, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means that certain fee letter, dated as of June 12, 2026, between Fifth Third and Borrower with respect to certain Fees to be paid from time to time by Borrower.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Fifth Third” means Fifth Third Bank, National Association.

“Financial Covenants” means the financial covenants set forth in Section 6 of the Agreement.

“Financial Assistance Programs” means each Title IV Program pursuant to which Title IV Program funding has been provided to or on behalf of any School’s students, and any other government-sponsored or private student financial assistance program other than the Title IV Programs pursuant to which student financial assistance, grants or loans were provided to or on behalf of any School’s students.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of the Borrower and its Subsidiaries delivered in accordance with Section 7.1 to the Agreement.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower and its Subsidiaries, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrower and its Subsidiaries ending on September 30 of each year.

“Fixtures” means all rights, titles and interests of each Loan Party in such Loan Party’s “fixtures” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

“Foreign Lender” has the meaning ascribed to it in Section 2.9(c) of the Agreement.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the IRC.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“General Intangibles” means all rights, titles and interests of each Loan Party in such Loan Party’s “general intangibles,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, including all right, title and interest that such Loan Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual

Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Loan Party or any computer bureau or service company from time to time acting for such Loan Party.

“Goods” means all rights, titles and interests of each Loan Party in such Loan Party’s “goods” as defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means (a) each Subsidiary of a Borrower, other than an Excluded Subsidiary, and (b) each other Person, if any, that guaranties any of the Obligations from time to time.

“Guaranty” by any Person, means any obligation, contingent or otherwise, of such Person directly or indirectly guarantying any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligations, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term Guaranty shall not include endorsement for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.

“Guaranty and Security Agreement” means the Guaranty and Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and the other Secured Parties, and each Loan Party that is a signatory thereto.

“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“HEA” means the Higher Education Act of 1965, as amended (20 U.S.C.A. §§1070 et seq.), and any amendments or successor statutes thereto.

“Immaterial Subsidiary” means each of (i) Universal Technical Institute of Massachusetts, Inc., a Delaware corporation, (ii) Clinton Education Group, Inc., a Delaware corporation, (iii) Universal Technical Institute of Virginia, Inc., a Delaware corporation, (iv) Universal Technical Institute BMS, L.L.C., a Delaware limited liability company, (v) 2611 Corporate West Drive Venture LLC, a Delaware limited liability company, (vi) Universal Technical Institute of Salt Lake City, LLC, a Delaware limited liability company, (vii) Universal Technical Institute of Columbus, LLC, a Delaware limited liability company, (viii) Universal Technical Institute of Indianapolis, LLC, a Delaware limited liability company and (ix) such other Subsidiaries of the Loan Parties, as Agent may authorize in writing from time to time.

“Increase Effective Date” has the meaning ascribed to it in Section 2.1(d) of the Agreement.

“Incremental Increases” has the meaning ascribed to it in Section 2.1(d) of the Agreement.

“Incremental Term Loan” has the meaning ascribed to it in Section 2.1(d) of the Agreement.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations of such Person (including under any sinking fund, mandatory redemption, put, repurchase or similar arrangement) to purchase, redeem, retire, defease or otherwise make any payment in respect of any Stock in such Person or any other Person or any warrant, right or option to acquire such Stock, in each case, solely to the extent such obligations are currently due and payable or have been accelerated, including any such obligations (I) that are required to be paid in cash or other property, (II) that are required to be made on a fixed date or in scheduled installments, (III) that are required to be made upon the occurrence of any event, or (IV) that are exercisable at the option of the holder, but only to the extent the holder has delivered a notice of exercise with respect thereto, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (j) earnouts and similar purchase price adjustments to the extent required to be reflected as a liability on the balance sheet in accordance with GAAP, and (k) the Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning ascribed to it in Section 10.2 of the Agreement.

“Index Floor” has the meaning given to such term in the definition of “Tranche Rate”.

“Insolvency Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided, that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Instruments” means all rights, titles and interests of each Loan Party in such Loan Party’s “instruments,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 5.3 of the Agreement.

“Interest Payment Date” means, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect: (a) as to any Base Rate Loan, the Unused Line Fee, the Letter of Credit Fees, and any Daily Simple SOFR Loan, the last Business Day of each Fiscal Quarter, and (b) as to any Tranche Rate Loan, the last day of the applicable Interest Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Revolving Loan Commitments have been terminated and the Advances have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest and any applicable Unused Line Fee or Letter of Credit Fee that has then accrued under the Agreement.

“Interest Period” means, with respect to any Tranche Rate Loan, a period commencing on the date of such Tranche Rate Loan and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (or with respect to the initial Interest Period for any Tranche Rate Loan beginning on the Closing Date, such other period of time acceptable to the Agent), as designated by Borrower to Agent from time to time in a Notice of Borrowing or Notice of Conversion or as otherwise set pursuant to the terms of this Agreement, as applicable, determined by Agent in accordance with the Agreement and Agent’s loan systems and procedures periodically in effect, including in accordance with the following terms and conditions, as applicable:

(a) in the case of immediately successive Interest Periods with respect to a continued Tranche Rate Loan, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires, with interest for such day to be calculated based upon the interest rate in effect for the new Interest Period;

(b) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that, if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day;

(c) if any Interest Period begins on a Business Day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month ending at the end of such Interest Period; and

(d) the Agent and the Borrower may agree to set any Interest Period longer or shorter than the periods indicated above (i) for the Interest Period selected with respect to Borrowings on the Closing Date, and (ii) so that the last day of such Interest Period coincides with a relevant principal payment date.

“Inventory” means all rights, titles and interest of each Loan Party in such Loan Party’s “inventory,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), including any Acquisition and any transfer of assets pursuant to statutory division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means all rights, titles and interests of each Loan Party in such Loan Party’s “investment property” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party, including the rights of such Loan Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Loan Party; (d) all commodity contracts of any Loan Party; and (e) all commodity accounts held by any Loan Party.

“ISP” has the meaning ascribed to it in clause (k) of Annex A to this Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Law” and “Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, including without limitation, any Educational Law.

“L/C Issuer” means Fifth Third, in its capacity as the issuer of Letters of Credit for Borrower’s account as contemplated by the Agreement.

“L/C Sublimit” has the meaning ascribed to it in Annex A to the Agreement.

“Lender Parties” means, collectively, each Lender, each provider of Bank Products and each provider of Rate Contracts.

“Lenders” means each of (a) each Person party hereto as a lender, (b) each other Eligible Assignee that becomes a party hereto pursuant to Section 12.6 of the Agreement, (c) Agent, to the extent of any Revolving Credit Advances made by Agent which have not been settled among Lenders pursuant to Section 12.6 of the Agreement, and (d) the respective successors of each of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in the Agreement and the Collateral Documents, the term “Lender” shall include Eligible Swap Counterparties and any provider of Bank Products. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty or provider of Bank Products in respect of Rate Contracts, other Swap Contracts or Bank Products unless such Eligible Swap Counterparty or provider of Bank Products has notified Agent of the amount of any such liability owed to it prior to such distribution.

“Letter of Credit Fee” has the meaning ascribed to it in Section 2.4(e)(iii) of the Agreement.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent, Lenders and L/C Issuer at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuer or the purchase of a participation as set forth in Annex A to the Agreement with respect to any Letter of Credit. The amount of the Letter of Credit Obligations at any time shall equal the maximum amount that may be payable by L/C Issuer, Agent or Lenders thereupon or pursuant thereto.

“Letters of Credit” means standby letters of credit issued for the account of Borrower by the L/C Issuer, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Rights” means all rights, titles and interests of each Loan Party in such Loan Party’s “letter-of-credit rights” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, including rights to payment or performance under a letter of credit, whether or not such Loan Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable Law of any jurisdiction).

“Limited Condition Transaction” means any Permitted Acquisition by any Loan Party after the Closing Date whose consummation is not conditioned on the availability of, or on obtaining, third party financing and which is consummated no more than one-hundred and eighty (180) days after the date on which the agreement relating to such Permitted Acquisition is executed and effective.

“Liquidity” means, as of any date, an amount equal to (i) the aggregate Unused Revolving Credit Commitments as of such date plus (ii) Unrestricted Cash as of such date.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning ascribed to it in Section 2.8 of the Agreement.

“Loan Documents” means, collectively, the Agreement, the Collateral Documents, the Fee Letter, the Notes and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and each Guarantor and “Loan Party” means any of Borrower or any Guarantor.

“Margin Stock” has the meaning ascribed to it in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Borrower, (b) the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole, (c) the ability of any Loan Party to pay the Obligations or perform any of its obligations under the Loan Documents in accordance with the terms thereof, (d) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens, (e) the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party or (f) Agent’s or any Lender’s rights and remedies under the Agreement or any other Loan Document.

“Material Contracts” has the meaning ascribed to it in Section 3.16 of the Agreement.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.4(d) of the Agreement.

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate may have any liability.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” has the meaning ascribed to it in clause (b) of Annex A to this Agreement.

“Note” has the meaning given to it in Section 2.14 of the Agreement.

“Notice of Borrowing” shall mean a notice of borrowing with respect to any Advance hereunder, which notice shall be in the form attached hereto as Exhibit 2.1 or in other form and substance reasonably acceptable to Agent in its sole discretion.

“Notice of Conversion” shall mean a notice of conversion with respect to any Advance hereunder, which notice shall be in the form attached hereto as Exhibit 2.5 or in other form and substance reasonably acceptable to Agent in its sole discretion.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party or Subsidiary thereof to Agent, any Lender, the Swing Line Lender or the L/C Issuer, or any Affiliate of Agent, any Lender, the Swing Line Lender or the L/C Issuer, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement, any of the other Loan Documents, any Rate Contracts entered into with any Eligible Swap Counterparty and all agreements entered into in respect of Bank Products. The term “Obligations” includes all principal, interest, Fees, expenses, attorneys’ fees and any other sum chargeable to any Obligor thereof under, or arising out of, the Agreement, any of the other Loan Documents or any agreement entered into in respect of Bank Products, and all Rate Contract Obligations (including all amounts that accrue after the commencement of any case or proceeding by or against any Loan Party or Subsidiary thereof in bankruptcy, whether or not allowed in such case or proceeding). Notwithstanding the foregoing, “Obligations” of a Guarantor shall not include Excluded Swap Obligations with respect to such Guarantor.

“Obligors” means, collectively, the Loan Parties.

“OFAC” has the meaning ascribed to it in Section 3.12(b) of the Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party or Subsidiary thereof, the ordinary course of such Loan Party’s or Subsidiary’s business, as conducted by the Loan Party and Subsidiaries, taken as a whole, in accordance with past practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Other Connection Taxes” means with respect to any recipient of a payment under the Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Agreement or other Loan Document, or sold or assigned an interest in any Obligation, the Agreement or other Loan Document).

“Other Taxes” means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, recording, filing or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed on an assignment by a Lender after the date hereof, other than (i) any assignment made at the request of any Loan Party or following an Event of Default under Section 9.1(a), (h), (i) or (k) of the Agreement and (ii) Excluded Taxes.

“Participant” has the meaning ascribed to it in Section 12.6(b) of the Agreement.

“Participant Register” has the meaning ascribed to it in Section 12.6(b) of the Agreement.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means, collectively, each patent security agreement, notice of grant of security interest in patents or similar document made in favor of Agent, on behalf of itself and the other Secured Parties, by any Loan Party.

“Patents” means all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means an ERISA Plan described in Section 3(2) of ERISA.

“Permits” has the meaning ascribed to it in Section 3.1 of the Agreement.

“Permitted Acquisition” means Acquisition (i) of assets of a target Person (the “Target”) which are located in the United States, or (ii) of Stock of a Target organized under the laws of any State in the United States or the District of Columbia, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Agent) the Borrower (i) shall have delivered to the Agent drafts of Permitted Acquisition Documents (and at any time prior to closing thereof, promptly when first available, final or substantially final Permitted Acquisition Documents) and (ii) shall have delivered to, or made available for inspection by, the Agent substantially complete Permitted Acquisition Diligence Information;

(b) no later than five (5) Business Days prior to the proposed closing date of such Acquisition, Borrower shall have delivered to Agent a Compliance Certificate demonstrating on a Pro Forma Basis after giving effect to the consummation of such Acquisition, compliance with the Financial Covenants calculated as of the last day of the most recent Fiscal Quarter preceding the date on which the Acquisition is consummated for which Financial Statements were required to have been delivered under the Agreement, for the 12 month period ending on such date; for the avoidance of doubt, if such Acquisition constitutes a Limited Condition Transaction, the Borrower, may, at its election, satisfy this clause (b) in accordance with Section 1.5;

(c) the Loan Parties (including any new Subsidiary to the extent required by Section 4.13) shall execute and deliver the agreements, instruments and other documents required by Section 4.13;

(d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e) no Default or Event of Default shall then exist or would result after giving effect to such Permitted Acquisition on a Pro Forma Basis;

(f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall be true and correct in all respects on and as of the date of such Acquisition, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(g) the total consideration paid or payable (including without limitation, all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Loan Parties after giving effect to such Acquisition (including all any earnout obligation or similar deferred or contingent obligation of any Loan Party or any of its Subsidiaries incurred or created in connection with such Acquisition) and the maximum amount of all deferred payments (such amounts, collectively, the “Acquisition Consideration”)) for all Acquisitions consummated during the life of this Agreement shall not exceed $200,000,000 in the aggregate for all such Acquisitions; and

(h) after giving effect to such Acquisition and any other related transactions, the Loan Parties shall have Liquidity of at least $50,000,000.

“Permitted Acquisition Diligence Information” means, with respect to any applicable Permitted Acquisition, a customary due diligence package, including, historical (to the extent available) balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired and pro forma balance sheets, profit and loss statements, and cash flow statements of the Loan Parties after giving effect to such Permitted Acquisition on a Pro Forma Basis together with such other diligence, information and additional documentation as may be reasonably requested by the Agent and, if the EBITDA of the Person or assets to be acquired exceeds $25,000,000, a quality of earnings report prepared by a nationally or regionally recognized independent accounting firm or any other accounting firm reasonably acceptable to the Agent, in each case, reasonably requested to be delivered to the Agent in connection with such Acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any Permitted Acquisition, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition, including all schedules, exhibits and annexes thereto and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided, that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable (or which may be paid without interest or penalties) or which are being contested in accordance with Section 4.2(b) of the Agreement; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the Ordinary Course of Business; (d) inchoate and unperfected workers’, mechanics’ or similar Liens arising in the Ordinary Course of Business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) landlords’, carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the Ordinary Course of Business and securing liabilities that are not yet due and payable (unless such liabilities are being contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP); (f) cash deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party; (g) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(i) of the Agreement; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property; and (i) presently existing or hereafter created Liens in favor of Agent, on behalf of the Secured Parties.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Private Educational Loan” means any loan provided by a lender that is not made, insured or guaranteed under Title IV and is issued expressly for postsecondary educational expenses.

“Pro Forma Basis” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) (i) with respect to any Disposition or any casualty or condemnation event with respect to property of any Loan Party or Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of, or to any Person that ceases to be a Subsidiary as a result of such transaction, shall be excluded and (ii) with respect to any Acquisition or other Investment, income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent

(A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth herein and (B) such items are supported by financial statements or other information reasonably satisfactory to the Agent, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by a Loan Party or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, (x) Pro Forma Basis in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower and (y) any such calculation shall be subject to any applicable limitations set forth in the definition of Consolidated Adjusted EBITDA.

“Proceeds” means all “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Loan Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Loan Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Loan Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Loan Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Projections” means, for Borrower and its Subsidiaries forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on an entity-by-entity or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Borrower and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, with respect to all matters relating to any Lender: (a) with respect to Revolving Credit Advances, Swing Line Exposure or Letter of Credit Obligations, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, and (b) with respect to all Revolving Credit Advances on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Advances held by that Lender, by (ii) the outstanding principal balance of the Advances held by all Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Plan” means an ERISA Plan that is intended to be tax qualified under Section 401(a) of the IRC.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Agent, which agreement is in form and substance reasonably acceptable to the Agent and which provides the Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Rate Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement (including the Existing ISDA), and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Contract Obligations” means any and all obligations of a Loan Party or Subsidiary to an Eligible Swap Counterparty, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Contracts between a Loan Party or Subsidiary and an Eligible Swap Counterparty, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any such Rate Contract.

“Real Estate” any real property of any Loan Party or Subsidiary, including (a) the real estate listed on Schedule 3.19 of the Agreement and (b) each parcel of real estate contemplated by Section 4.13(e) of the Agreement.

“Register” has the meaning ascribed to it in Section 12.6(a)(iii) of the Agreement.

“Reimbursement Obligations” means, at any date, the obligations of Borrower then outstanding to reimburse the L/C Issuer, for payments made by L/C Issuer under a Letter of Credit.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, manager, member, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article VIII) and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Remittances” means all checks, drafts, money orders, and other items and all cash, electronic transfers, and other remittances of every kind due a Loan Party on its Accounts or other Collateral.

“Replacement Lender” has the meaning ascribed to it in Section 12.6(c) of the Agreement.

“Required Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments and the outstanding principal balance of any Incremental Term Loan held by all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Exposure and any Incremental Term Loan held by all Lenders; provided, that at any time that three or fewer unaffiliated Lenders who are not Defaulting Lenders are party to the Agreement, Required Lenders shall be composed of at least two such Lenders (it being understood for the purposes of this proviso that Affiliates and Approved Funds of a Lender shall be deemed to be 1 Lender).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of Borrower or another Loan Party designated by Borrower or such other Loan Party and acceptable to Agent.

“Restricted” means, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries (unless such appearance is related to the Loan Documents or Liens created thereunder) as determined in accordance with GAAP, or (ii) are subject to any Lien in favor of any Person other than Agent for the benefit of the Secured Parties other than bankers’ liens and rights of setoff.

“Restricted Payment” means, with respect to any Loan Party or Subsidiary, (a) the declaration or payment of any dividend or distribution or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Loan Party’s or Subsidiary’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Loan Party or Subsidiary now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Loan Party’s or Subsidiary’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Loan Party or Subsidiary other than payment of compensation in the Ordinary Course of Business to Stockholders who are employees of such Loan Party or Subsidiary; and (f) any transfer or other distribution of property to any Person other than a Loan Party pursuant to a statutory division.

“Revolving Credit Advance” has the meaning ascribed to it in Section 2.1(a) of the Agreement.

“Revolving Credit Increase” has the meaning ascribed to it in Section 2.1(d) of the Agreement.

“Revolving Credit Increase Lender” has the meaning ascribed to it in Section 2.1(d) of the Agreement.

“Revolving Exposure” means, (a) with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Credit Advances at such time, plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) such Lender’s Pro Rata Share of the aggregate principal amount of all Swing Line Advances outstanding at such time, and (b) with respect to all Lenders at any time, the sum of (i) the aggregate outstanding principal amount of Revolving Credit Advances at such time, plus (ii) the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) the aggregate principal amount of all Swing Line Advances outstanding at such time.

“Revolving Loan” means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding plus (b) the aggregate Letter of Credit Obligations. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, which aggregate commitment shall be $200,000,000.00 on the Closing Date, as such amount may be increased, reduced or adjusted, if at all, from time to time in accordance with the Agreement.

“Sanctions” has the meaning ascribed to it in Section 3.12(b) of the Agreement.

“Scheduled Unavailability Date” has the meaning ascribed to it in Section 2.5(c) of the Agreement.

“School” means any post-secondary institution of higher education that has received Accreditation and is operated by the Borrower or any Subsidiary, including all or any portion of the main campus and, if applicable, any additional locations, campuses or branches thereof.

“SDN List” has the meaning ascribed to it in Section 3.12(b) of the Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means each of, and collectively, (a) Agent, (b) the Lenders, and (c) each Affiliate of Agent or any Lender with respect to Bank Products and/or Rate Contract Obligations pursuant to, and in accordance with, the terms of the Agreement.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Significant Regulatory Event” means the failure of the Borrower or any Subsidiary to (a) maintain the status of any School as an “eligible institution” as defined in 34 C.F.R. Sections 600.2 and 600.5, (b) maintain the eligibility of any School to participate in one or more Title IV Programs, (c) maintain all Accreditations for any School, or (d) maintain all Educational Approvals required for any School to participate in one or more Title IV Programs (including, in each case, any such failure that results in any substantial limitation on, or suspension or termination of, eligibility of such School to participate in one or more Title IV Programs, which failure of any of the types described in clauses (a), (b), (c) and (d) either (i) affects one or more Schools which either (A) contributed in the aggregate more than 20% of the Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or (b) or (B) owned assets which comprise in the aggregate more than 20% of the total assets of the Borrower and its Subsidiaries as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or (b), (ii) would have caused the Loan Parties to fail to be in compliance with the financial covenants in Section 6 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or (b) if the aggregate amount of Consolidated EBITDA contributed by such Schools during such period were excluded from the calculation of such financial covenants or (iii) results in the loss of the eligibility of one or more Schools to participate in the William D. Ford Federal Direct Loan (Direct Loan) Program, the Federal Pell Grant Program or one or more other Title IV Programs that contributed in the aggregate more than 10% of the Title IV revenues received by the Borrower and its Subsidiaries for the fiscal year most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.1(a).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator) on the administrator’s website (or any successor source for the secured overnight financing rate identified as such by the administrator) at approximately 2:30 p.m. (Eastern Time) on the immediately succeeding Business Day.

“Software” means all rights, titles and interests of each Loan Party in such Loan Party’s “software” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” is an area identified by the United States Federal Emergency Management Agency as an area with a special flood or mudflow, and/or flood related erosion hazard.

“Specified Transaction” means (a) any Acquisition, (b) any Disposition (other than any disposition of inventory or other assets in the Ordinary Course of Business), including any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, (c) any casualty or condemnation event with respect to property of any Loan Party or Subsidiary, (d) any Investment that results in a Person becoming a Subsidiary (in each case under (a) – (d), whether by merger, consolidation or otherwise), (e) any incurrence or repayment of Indebtedness or (f) any other event that by the terms of the Loan Documents requires compliance with a test or covenant on a Pro Forma Basis or that such test or covenant be calculated on a Pro Forma Basis.

“Spread Adjustment” means, in the case of any Successor Rate, a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 2.5(c) of the Agreement and such adjustment may be positive, negative, or zero subject to the specific Spread Adjustments set forth in Section 2.5(c).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Loan Party.

“Successor Rate” shall mean any successor index rate determined pursuant to Section 2.5(c) from time to time, including any applicable Spread Adjustment.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code.

“Swap Obligation” means any obligation in respect of a Swap Contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Swing Line Advance” has the meaning ascribed to it in Section 2.3 of the Agreement.

“Swing Line Exposure” means, at any time, (a) in the case of the Swing Line Lender, the aggregate principal amount of all Swing Line Advances outstanding at such time, and (b) in the case of any Lender, its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means Fifth Third.

“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances up to $15,000,000.00, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, with respect to a Tranche Rate Loan for any Interest Period, the forward-looking SOFR rate administered by CME Group, Inc. (or other administrator selected by Agent) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Agent), fixed by the administrator thereof two Business Days prior to the commencement of the applicable Interest Period (provided, however, that if Term SOFR is not published for such Business Day, then Term SOFR shall be determined by reference to the immediately preceding Business Day on which such rate is published), rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for reserves if Agent is required to maintain reserves with respect to the relevant Advances, all as determined by Agent in accordance with the Agreement and Agent’s loan systems and procedures periodically in effect.

“Termination Date” means the date on which (a) the Advances have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex A to the Agreement, and (d) all Revolving Loan Commitments under the Agreement have been terminated and Borrower shall not have any further right to borrow any monies or request any further extensions of credit under the Agreement.

“Title IV ERISA Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Title IV” means Title IV of the Higher Education Act.

“Title IV Compliance Audit” means, with respect to any School, the annual compliance audit of such School’s administration of its Title IV Programs as required under 34 C.F.R. Section 668.23.

“Title IV Programs” means the Title IV Programs as defined in 34 C.F.R. Section 668.1(c).

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to use any Trademark.

“Trademark Security Agreements” means, collectively, each the trademark security agreement, notice of grant of security interest in trademarks or similar document made in favor of Agent, on behalf of itself and the other Secured Parties, by any Loan Party.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate (and, as applicable, limited liability company) names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Tranche Rate” means, with respect to any Interest Period, the greater of (a) 0.0% (the “Index Floor”) and (b) Term SOFR relating to quotations for 1 or 3 months, as selected by Borrower in its Notice of Borrowing or Notice of Conversion, or as otherwise set pursuant to the terms of this Agreement, as applicable. Each determination by Agent of the Tranche Rate shall be conclusive and binding in the absence of manifest error. Notwithstanding anything to the contrary contained in the Agreement, at any time during which a Rate Contract with any Lender Party is then in effect with respect to all or a portion of the Obligations bearing interest based upon the Tranche Rate or any Successor Rate, the provision that rounds up the Tranche Rate to the next 1/8th of 1% shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations that are subject to such Rate Contract.

“Tranche Rate Loans” means any Advances that accrue interest by reference to the Tranche Rate for an Interest Period elected by Borrower in accordance with Section 2.5(a) of the Agreement and the other terms of the Agreement.

“UCP” has the meaning ascribed to it in clause (k) of Annex A to this Agreement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unused Line Fee” has the meaning given in Section 2.4(e)(ii) of the Agreement.

“Unused Revolving Credit Commitments” means, at any time, the difference between (a) the Revolving Loan Commitments of all the Lenders then in effect and (b) the aggregate principal amount of Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations then outstanding.

“Unrestricted Cash” means, at any time, cash and Cash Equivalents of the Loan Parties that are not Restricted at such time.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated Financial Statements of the Borrower and its

Subsidiaries delivered to Agent and Lenders on or prior to the Closing Date. If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and any of Agent, Borrower or Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of Agent and Required Lenders); provided, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Loan Parties shall provide to Agent and Lenders Financial Statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and such lease would have been accounted for as an operating lease under GAAP as in effect on December 31, 2015.

1.3 Other Definitional Provisions and References. References in this Agreement to “Sections”, “Annexes”, “Exhibits”, “Appendices” or “Schedules” shall be to Sections, Annexes, Exhibits, Appendices or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation.” Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. The references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. References in any Loan Document to the knowledge (or an analogous phrase) of any Loan Party are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence in Borrower’s and each other Loan Party’s performance under this Agreement and all other Loan Documents. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document (including the Loan Documents and any Organizational Document) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Loan Document).

1.4 Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Total Net Leverage Ratio (including for purposes of compliance with Section 6.1 and determining the Applicable Margin) and the Consolidated Interest Coverage Ratio (including for purposes of compliance with Section 6.2) shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four quarter period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Consolidated Total Net Leverage Ratio and the Consolidated Interest Coverage Ratio for purposes of determining (y) compliance with Section 6.1 and Section 6.2 and (z) the Applicable Margin, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable four quarter period shall not be given pro forma effect. For purposes of determining compliance with any provision of this Agreement which requires compliance on a Pro Forma Basis with any financial covenant set forth in Section 6.1 or Section 6.2 (including any ratio level determined based on a level set forth in Section 6.1 or Section 6.2 (e.g., 0.25 to 1.00 less than the ratio then required by Section 6.1)), (x) in the case of any such compliance required after delivery of Financial Statements for the Fiscal Quarter ending on or about September 30, 2026, such compliance shall be determined by reference to the maximum Consolidated Total Net Leverage Ratio and/or minimum Consolidated Interest Coverage Ratio, as applicable, permitted for the Fiscal Quarter most recently then ended for which Financial Statements have been delivered (or were required to have been delivered) in accordance with Section 7.1(a) and (b) of this Agreement, and (y) in the case of any such compliance required prior to the delivery referred to in clause (x) above, such compliance shall be determined by reference to (1) the Financial Statements of the Borrower and its Subsidiaries for the four Fiscal Quarters ended June 30, 2026 delivered to the Agent prior to the Closing Date, or for the four Fiscal Quarters ended March 31, 2026 delivered hereunder, if later, and (2) the maximum Consolidated Total Net Leverage Ratio and/or minimum Consolidated Interest Coverage Ratio, as applicable, permitted for the Fiscal Quarter ending on or about September 30, 2026.

1.5 Limited Condition Transactions. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in connection with any Limited Condition Transaction, the Borrower may elect (any such election, an “LCT Election”) that the date for testing compliance with any financial ratio, the amount or availability of any basket, the Financial Covenants, and whether a Default or Event of Default has occurred, is continuing, or would result therefrom, in each case in connection with such Limited Condition Transaction, be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), calculated on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred on the first day of the applicable period of measurement ending prior to the LCT Test Date. If the Borrower would have been permitted to consummate such Limited Condition Transaction in compliance with such ratios, basket availability, the Financial Covenants and the absence of a Default or Event of Default as of the LCT Test Date, such requirements shall be deemed satisfied for purposes of determining whether such Limited Condition Transaction is permitted hereunder, notwithstanding any subsequent fluctuation in such ratios or baskets (including as a result of fluctuations in Consolidated EBITDA of the Loan Parties) occurring at or prior to the consummation of such Limited Condition Transaction; provided, that (a) any Default or Event of Default under Section 9.1(a), Section 9.1(h) or Section 9.1(i) and (b) the representations and warranties customarily required to be brought down at closing for transactions of this type, including those set forth in the applicable Permitted Acquisition Documents, shall in each case be tested at the time of consummation of such Limited Condition Transaction and shall not be subject to the LCT Election. If the Borrower has made an LCT Election with respect to any Limited Condition Transaction, then, in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction on or following the applicable LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date on which the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

2.	ADVANCES AND LETTERS OF CREDIT

2.1 Revolving Credit Advances and Borrowings.

(a) Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances pursuant to its Revolving Loan Commitment (each, a “Revolving Credit Advance”); provided, that the aggregate principal amount of such Revolving Credit Advances will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the aggregate Revolving Loan Commitments of all Lenders. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a).

(i) Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Credit Advance (other than Revolving Credit Advances made pursuant to clause (ii) of this Section 2.1(a)), such Notice of Borrowing to be delivered no later than 11:00 a.m. (Eastern Time) (A) on the day of the proposed Borrowing (which shall be a Business Day) (or such later time acceptable to Agent in its sole discretion), in the case of Base Rate Loans, and (B) on the day that is three Business Days prior to such proposed borrowing (or such later time acceptable to Agent in its sole discretion), in the case of Tranche Rate Loans. Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.

(ii) Borrower hereby authorizes Lenders and Agent to make Revolving Credit Advances based on telephonic or electronic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrower (which request shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Agent). All Revolving Credit Advances will be advanced to the Disbursement Account, unless Borrower otherwise instructs Agent.

(b) The making of any Advance by Agent or any Lender, whether under Section 2.1(a) or Section 2.3, will be deemed to be a representation by Borrower that the Advance will not violate the terms of Section 2.1(a) or Section 2.3. Neither Agent nor any Lender shall have any duty to follow, or any liability for, the application by Borrower of any proceeds of any Advance.

(c) Increase in Commitments.

(i) The Borrower may, from time to time, request by written notice to the Agent (i) an increase in the aggregate Revolving Loan Commitments (each, a “Revolving Credit Increase”), or (ii) one or more term loan tranches to be made available to the Borrower (each, an “Incremental Term Loan”; each Incremental Term Loan and/or Revolving Credit Increase, collectively, referred to as “Incremental Increases”); provided that (A) the aggregate original principal amount of all such Incremental Increases incurred hereunder shall not exceed $75,000,000; (B) any such request for an Incremental Increase shall be in a minimum amount of $5,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section); (C) no Revolving Credit Increase shall (x) increase the L/C Sublimit without the consent of the L/C Issuer or (y) increase the Swing Line Commitment without the consent of the Swing Line Lender; (D) each Incremental Increase shall be an Obligation and shall rank pari passu in right of payment and/or security with the other Advances; (E) each Incremental Term Loan will amortize in a manner reasonably acceptable to the Agent, the Lenders making such Incremental Term

Loan and the Borrower, but will not in any event have a weighted average life to maturity (determined by the Agent in accordance with its customary financial practice) that is shorter than any other then-existing Incremental Term Loan; (F) each Incremental Term Loan shall have an Applicable Margin and/or pricing grid as determined by the Lenders providing such Incremental Term Loan and the Borrower, (G) each Incremental Term Loan shall have a maturity date that is no earlier than the Commitment Termination Date or the final maturity date for any existing term loan facility (including any other then-existing Incremental Term Loan); and (H) the terms and conditions of each Revolving Credit Increase, including interest rates and fees, shall be the same as the Revolving Loan Commitments.

(ii) Incremental Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.1(d) and otherwise on terms reasonably acceptable to the Borrower and the Agent, or by any Additional Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent; provided that (A) the Agent shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each proposed Additional Lender providing such Incremental Increase and (B) in the case of any Revolving Credit Increase, the L/C Issuer and the Swing Line Lender shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each Additional Lender providing such Revolving Credit Increase. No Lender shall have any obligation to increase its Commitments hereunder or participate in any Incremental Increase (and any existing Lender that fails to respond to any request for an increase or an incremental loan within the requested time shall be deemed to have declined to provide any such increase or incremental loan), and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Incremental Increase.

(iii) The Agent and the Borrower shall determine the effective date of any Incremental Increase (the “Increase Effective Date”). The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Increase and Increase Effective Date.

(iv) Conditions to Effectiveness of Increase.

(A) As a condition precedent to each Incremental Increase, the Borrower shall deliver to the Agent such documents as are reasonably requested by the Agent, including, but not limited to, documents of the type referred to in Section 8.1(b) (in each case, to the extent requested by the Agent) and a certificate of each Loan Party dated as of the Increase Effective Date, signed by an officer of such Loan Party reasonably acceptable to the Agent and (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Increase and (II) certifying that, before and after giving effect to such Incremental Increase, (1) the representations and warranties by any Loan Party contained herein or in any other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof) on and as of the Increase Effective Date, except to the extent that such representation or warranty expressly relates to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date; and (2) no Default or Event of Default shall exist and be continuing. As a further condition precedent to any Incremental Increase, the Borrower shall have paid all fees and expenses due hereunder or under any other Loan Document together with all fees and expenses due in connection with such Incremental Increase, in each case, on or prior to the Increase Effective Date.

(B) To the extent that any Incremental Increase shall take the form of an Incremental Term Loan, this Agreement shall be amended in connection with the effectuation of such Incremental Term Loan (without the need to obtain the consent of any Lender or the L/C Issuer other than the Lenders providing such Incremental Term Loan), in form and substance reasonably satisfactory to the Agent and the Borrower, to include such terms as are customary for a term loan commitment, including mandatory prepayments, assignments and voting provisions, but subject in all respects to the requirements of this Section.

(C) Upon each Revolving Credit Increase, (A) each Lender having a Revolving Loan Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Increase (each, a “Revolving Credit Increase Lender”) in respect of such increase, and each such Revolving Credit Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Advances such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (1) participations hereunder in such Letters of Credit and (2) participations hereunder in Swing Line Advances, will, in each case, equal each Lender’s Pro Rata Share thereof (after giving effect to such increase in the Revolving Loan Commitments) and (B) if, on the date of such increase there are any Revolving Credit Advances outstanding, the Lenders shall make such payments among themselves as the Agent may reasonably request to the extent necessary to keep the outstanding Revolving Credit Advances ratable with any revised Pro Rata Shares arising from such Revolving Credit Increase, and the Borrower shall pay to the applicable Lenders any amounts required to be paid pursuant to Section 2.5(f) in connection with such payments among the Lenders as if such payments were effected by prepayments of Revolving Credit Advances.

(v) This Section shall supersede any provisions in Section 12.5 to the contrary.

2.2 Prepayments/Commitment Termination.

(a) Termination of Revolving Loan Commitments.

(i) Borrower may at any time on at least five (5) Business Days’ prior written notice to Agent (or such later time acceptable to Agent in its sole discretion) terminate the Revolving Loan Commitments of all the Lenders; provided that, upon such termination, all Advances and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex A. Any such notice of termination delivered by Borrower may state that it is conditioned upon the effectiveness of a refinancing of the Obligations, an acquisition, or other transaction, in which case such notice may be revoked or the date of termination extended by Borrower by written notice to Agent if such condition is not satisfied (or is waived by Borrower) by the date specified for such termination. Any voluntary termination of the Revolving Loan Commitments must be accompanied by payment of any funding breakage costs in accordance with Section 2.5(f). Upon any such termination of the Revolving Loan Commitments, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently terminated.

(ii) All of the Obligations shall, if not sooner paid or required to be paid pursuant to this Agreement or any other Loan Document, be due and payable in full on the Commitment Termination Date.

(b) Mandatory Prepayments.

(i) If at any time the outstanding balance of the aggregate Revolving Exposure exceeds the aggregate Revolving Loan Commitments, Borrower shall promptly, and in any event within two (2) Business Days, repay the aggregate outstanding Revolving Credit Advances and/or Swing Line Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances and Swing Line Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex A to the extent required to eliminate such excess. Any such prepayment shall be applied in accordance with Section 2.2(c).

(ii) If any Loan Party or Subsidiary incurs Indebtedness not permitted under the terms of this Agreement, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall notify Agent of such Loan Party’s or Subsidiary’s receipt of such proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(c).

(c) Application of Certain Mandatory Prepayments. So long as no Event of Default or Application Event has occurred and is continuing, any prepayments made by Borrower pursuant to Section 2.2(b) shall be applied as follows: first to prepay any Swing Line Advances that may be outstanding, second to prepay the remaining Advances (without a corresponding reduction in the Revolving Loan Commitments), and third to cash collateralize outstanding Letter of Credit Obligations in the manner set forth on Annex A. If any Event of Default has occurred and is continuing, but an Application Event is not in existence, such amounts shall be applied as provided in Section 9.3(b). If an Application Event has occurred and is continuing, such amounts shall be applied as provided in Section 9.3(c). All prepayments made pursuant to Section 2.2(b) must be accompanied by payment of any funding breakage costs in accordance with Section 2.5(f).

(d) Voluntary Prepayments.

(i) Borrower may, upon written notice to the Agent, at any time or from time to time voluntarily prepay the Revolving Loans in whole or in part in each instance, without premium or penalty; provided, that, such notice must be received by the Agent not later than noon (Eastern Time) (A) three (3) Business Days prior to any date of prepayment of Tranche Rate Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans. Each such notice shall specify the date and amount of such prepayment, the type(s) of Loans to be prepaid (such type(s) of Loans to be selected by the Borrower). Any such notice of prepayment may state that it is conditioned upon the effectiveness of a refinancing of the Obligations, an acquisition, or other transaction, in which case such notice may be revoked or the date of prepayment extended by Borrower by written notice to Agent (delivered prior to the date specified for such prepayment). The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided however, that if any condition precedent to the effectiveness of any refinancing of the Obligations, acquisition, or other transaction outlined in such notice is not satisfied (or is not waived by Borrower), Borrower shall not be required to make the prepayment specified in such notice.

(ii) The Borrower may, upon notice to the Swingline Lender, at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Swing Line Lender, (A) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(e) Application of Prepayments to Tranche Rate Loans. Any prepayment of a Tranche Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 2.5(f). All prepayments of an Advance shall be applied first to that portion of such Advance comprised of Base Rate Loans and then to that portion of such Advance comprised of Tranche Rate Loans, in direct order of Interest Period maturities.

(f) No Implied Consent. Nothing in this Section 2.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents or a waiver of any Event of Default arising therefrom.

2.3 Swing Line Advances.

(a) (i) Borrower shall deliver to Swing Line Lender a Notice of Borrowing with respect to each proposed borrowing of advances pursuant to the Swing Line Lender’s Swing Line Commitment (each such advance, a “Swing Line Advance”) (other than Swing Line Advances made pursuant to clause (ii) of this Section 2.1(a)), such Notice of Borrowing to be delivered no later than 1:00 p.m. (Eastern Time) on the day of the proposed Borrowing of such Swing Line Advance (which shall be a Business Day). Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. Each Swing Line Advance shall be a Base Rate Loan. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment or (B) an amount that results in (i) any Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the aggregate Revolving Loan Commitments of all Lenders. If at any time the outstanding Swing Line Advances exceed the Swing Line Commitment, then Borrower shall immediately repay Swing Line Advances, in an aggregate amount equal to such excess.

(ii) Borrower hereby authorizes the Swing Line Lender to make Swing Line Advances based on telephonic or electronic notices made by any Person which Swing Line Lender, in good faith, believes to be acting on behalf of Borrower, in accordance with procedures established by or otherwise acceptable to the Swing Line Lender from time to time in its sole discretion (including the Swing Line Lender’s confirmation of such notices). All Swing Line Advances will be advanced to the Disbursement Account, unless Borrower otherwise instructs the Swing Line Lender.

(b) [Reserved.]

(c) Swing Line Lender shall give Agent prompt notice of each Swing Line Advance made by Swing Line Lender. In the event that on any Business Day Swing Line Lender desires that all or any portion of the outstanding Swing Line Advances should be reduced, in whole or in part, Swing Line Lender shall notify Agent to that effect and indicate the portion of the Swing Line Advance to be so reduced. Swing Line Lender hereby agrees that it shall notify Agent to reduce the Swing Line Advance to zero at least once every week. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender regarding the reduction of outstanding Swing Line Advances and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the obligation to make a Revolving Credit Advance to repay outstanding Swing Line Advances (or the applicable portion thereof). Each Lender hereby unconditionally and irrevocably agrees to fund to the Loan Account, for the benefit of Swing Line Lender, not later than noon (Eastern Time) on the Business Day immediately following the Business Day of such Lender’s receipt of such notice from Agent (provided, that if any Lender shall receive such notice at or prior to 10:00 a.m. (Eastern Time) on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a Revolving Credit Advance (which Revolving Credit Advance shall be a Base Rate Loan and shall be deemed to be requested by Borrower) in the principal amount equal to the portion of the Swing Line Advance which is required to be paid to Swing Line Lender under this Section 2.3. The proceeds of any such Revolving Credit Advances so funded shall be immediately paid over to Agent for the benefit of Swing Line Lender for application against then-outstanding Swing Line Advances. For purposes of this Section 2.3, Swing Line Lender shall be conclusively entitled to assume that, at the time of the advance of any Swing Line Advance, each Lender will fund its Pro Rata Share of the Revolving Credit Advances provided for in this Section 2.3.

(d) In the event that, at any time any Swing Line Advances are outstanding, either (i) an Event of Default pursuant to Section 9.1(h) or 9.1(i) has occurred or (ii) the Revolving Loan Commitments have been suspended or terminated in accordance with the provisions of this Agreement, then in either case, each Lender (other than Swing Line Lender) shall be deemed to have irrevocably and immediately purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation in the Swing Line Advances in an aggregate amount equal to such Lender’s Pro Rata Share of each Swing Line Advance outstanding. Any purchase obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstances whatsoever. In the event that on any Business Day Swing Line Lender desires to effect settlement of any such purchase, Swing Line Lender shall promptly notify Agent to that effect and indicate the payment amounts required by each Lender to effect such settlement. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the required payment settlement amount. Each such Lender shall effect such settlement upon receipt of any such notice by transferring to Agent’s account specified by Agent to Lenders from time to time not later than noon (Eastern Time) on the Business Day immediately following the Business Day of receipt of such notice (provided, that if any such Lender shall receive such notice at or prior to 10:00 a.m. (Eastern Time) on a Business Day, such funding shall be made by such Lender on such Business Day), an amount equal to such Lender’s participation in the Swing Line Advance.

(e) In the event any Lender fails to make available to Agent when due the amount of such Lender’s participation in the Swing Line Advances, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate, for the first 3 days following the due date, and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans in respect of Swing Line Advances. Any Lender’s failure to make any payment requested under this Section 2.3 shall not relieve any other Lender of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s required payment hereunder. The obligations of Lenders under this Section 2.3 shall be deemed to be binding upon Agent, Swing Line Lender and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.

2.4 Interest and Applicable Margins; Fees.

(a) Subject to Sections 2.4(c) and 2.4(d), each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal (i) in the case of Tranche Rate Loans, the Tranche Rate for the applicable Interest Period plus the Applicable Margin, and (ii) in the case of Base Rate Loans, the Base Rate plus the Applicable Margin; provided, that Swing Line Advances may not be Tranche Rate Loans. Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, provided that interest payable in respect of any Base Rate Loan shall be computed on the basis of a year of 365 day year (366 days in the case of a leap year) and the actual number of days elapsed. Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to the last day thereof.

(b) All as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances on and after the Commitment Termination Date. Agent may estimate the amount of interest that Borrower will owe on Borrower’s periodic statements and Agent may adjust the amount of interest owed on each subsequent statement provided to Borrower to reflect any differential between the estimated amount of interest shown on Borrower’s preceding statement and the actual amount of interest determined to have been due by Agent on the preceding Interest Payment Date. Borrower agrees to pay the amount shown due on the Interest Payment Date on each of Borrower’s periodic statements on each Interest Payment Date.

(c) At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a), 9.1(h) or 9.1(i) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances and the Letter of Credit Fees shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 2.0% per annum to the Applicable Margin or Letter of Credit Fee, as applicable, then in effect for such Advances (plus the Tranche Rate or the Base Rate, as the case may be) or Letter of Credit Obligations, as applicable (the “Default Rate”). All such interest shall be payable on written demand of Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable Law (“Maximum Lawful Rate”) for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e) Fees.

(i) Fee Letter. Borrower agrees to pay Fees in the amounts and at the times as set forth in the Fee Letter.

(ii) Unused Line Fees. Borrower agrees to pay to Agent for the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, a commitment Fee (the “Unused Line Fee”), which shall accrue, as of each day during the period from and including the Closing Date to but excluding the date on which the Revolving Loan Commitments terminate, at the Applicable Margin on the then daily amount of the difference of the Revolving Loan Commitments of all Lenders minus the sum of (A) the aggregate outstanding amount of all Revolving Credit Advances of all Lenders plus (B) the outstanding amount of Letter of Credit Obligations. The accrued Unused Line Fee shall be payable in arrears on each Interest Payment Date, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect. Accruals of the Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed during the applicable period (including the first day but excluding the last day of such period). Notwithstanding anything to the contrary in this Section 2.4(e)(ii), Swing Line Advances, in each case outstanding from time to time, shall be deemed to reduce the Revolving Loan Commitment of Fifth Third, as a Lender, for purposes of computing the Unused Line Fee owed to it under this Section 2.4(e)(ii).

(iii) Letter of Credit Fees. Borrower agrees to pay to Agent:

(A) For the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, as compensation to such Lenders for their participation interest in the Letter of Credit Obligations incurred hereunder with respect to Letters of Credit (each a “Letter of Credit Fee”), with respect to each Letter of Credit, for each applicable period during which such Letter of Credit Obligation shall remain outstanding, a Fee in an amount equal to the Applicable Margin for Tranche Rate Loans from time to time in effect multiplied by the maximum amount available from time to time to be drawn under such Letter of Credit, which Fee shall be payable in arrears on each Interest Payment Date, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect; and

(B) For the account of L/C Issuer, on demand, such Fees (including all current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees) and other charges and expenses of L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. Borrower further agrees to pay to Agent and each Lender all costs and expenses incurred by Agent or any Lender on account of any Letter of Credit Obligations.

All such Fees are fully earned by the applicable Lenders when paid and non-refundable. The Letter of Credit Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the Letter of Credit Fee or any other Fee paid in advance will not be refunded and will be retained by the applicable Lenders solely for their account.

(iv) NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, Agent may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason.

2.5 Tranche Rate Provisions.

(a) Tranche Rate Election. Subject to the provisions of Section 9.2, Borrower may request that Advances permitted to be made hereunder be Tranche Rate Loans and that outstanding portions of Advances made hereunder be converted to Tranche Rate Loans. Any request with respect to a new Revolving Credit Advance will be made by submitting a Notice of Borrowing to Agent. Once given, and except as provided in clauses (b)-(f) below, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. In the case of any conversion of a Base Rate Loan to a Tranche Rate Loan, any conversion of an existing Tranche Rate Loan to a new Tranche Rate Loan with a different Interest Period, or any conversion of a Tranche Rate Loan to a Base Rate Loan, such election must be made pursuant to a Notice of Conversion. In addition to the other provisions of this Agreement, as a condition to any Tranche Rate election hereunder, on or before noon Eastern Time on the third Business day prior to the date on which the applicable Tranche Rate Loan is to be advanced or converted hereunder, in each case in accordance with Agent’s loan policies and procedures periodically in effect, Borrower shall notify Agent of each of the following: (i) the requested amount of such Tranche Rate Loan, (ii) the Interest Period Borrower has elected to apply to such Tranche Rate Loan, and (iii) the date of the requested Advance or conversion. In the absence of a Notice of Conversion submitted to Agent not later than noon Eastern Time (or such later time acceptable to Agent in its sole discretion) on the third Business Day prior to which such Interest Period expires, Borrower will be deemed to have elected to have the Tranche Rate Loan then maturing continued as a Tranche Rate Loan for with an Interest Period of one month commencing on the date on which such expiring Interest Period ends. Unless otherwise permitted by Agent in its sole discretion: (A) in no event may the last day of any Interest Period exceed the Commitment Termination Date, (B) in no event may any new Interest Period commence with respect to any Tranche Rate Loan requested to be converted hereunder prior to the expiration of the applicable Interest Period then in effect with respect to such Tranche Rate Loan, (C) there may be no more than 10 Tranche Rate Loans outstanding at any one time, and (D) if required by Agent in its sole discretion at any time and from time to time, each request for a Tranche Rate Loan, whether by original issuance or conversion, shall be in a minimum amount of $500,000 and, if in excess of such amount, in an integral multiple of $100,000 in excess of such amount.

(b) Temporary Replacement of the Tranche Rate and Tenor Replacement. In the event, prior to commencement of any Interest Period relating to a Tranche Rate Loan, Agent shall determine or be notified by Required Lenders either: (i) the Tranche Rate is unavailable, unrepresentative, or unreliable, (ii) the Tranche Rate as determined by Agent will not adequately and fairly reflect the cost to Lenders of funding their Tranche Rate Loans for such Interest Period, or (iii) the making or funding of Tranche Rate Loans has become impracticable; then, in any such case, Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on all parties hereto absent manifest error), and (A) any request for a Tranche Rate Loan or for a conversion to or continuation of a Tranche Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (B) each Tranche Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (C) the obligations of Lenders to make Tranche Rate Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrower and Lenders.

At any time (including in connection with the implementation of a Successor Rate), Agent may remove any tenor of a Tranche Rate that is unavailable, non-representative, or not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, in Agent’s sole discretion, for Tranche Rate settings; provided however that Agent may reinstate such previously removed tenor for Tranche Rate settings, if Agent determines in its sole discretion that such tenor has become available and representative again.

(c) Tranche Rate Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, but without limiting Section 2.5(b) above, if Agent determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any of the circumstances described in Section 2.5(b)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Tranche Rate or a Governmental Authority having or purporting to have jurisdiction over Agent or such administrator has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which the Tranche Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to Agent, then on a date and time determined by Agent, but no later than the Scheduled Unavailability Date, the Tranche Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR.

(ii) Notwithstanding anything to the contrary herein, if Agent determines that the Successor Rate designated in Section 2.5(c)(i) above is not available or administratively feasible, or if any of the circumstances described in the initial paragraph of this Section 2.5(c) with regard to the Tranche Rate has occurred with respect to a Successor Rate then in effect, Agent and Borrower may amend this Agreement solely for the purpose of replacing the Tranche Rate or any then current Successor Rate in accordance with this Section 2.5(c) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by Agent from time to time in its reasonable discretion. Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any such amendment shall become effective on the date set forth in a written notice provided by Agent to Borrower and Lenders (such date to be five or more Business Days after the date of such notice) unless the Required Lenders have provided written notice of their objection to such amendment on or before the fifth Business Day after Agent provides such notice. For the avoidance of doubt, from and after such date, (x) all Tranche Rate Loans shall bear interest at the Successor Rate plus the Applicable Margin plus the Spread Adjustment; and (y) all references herein and in any other Loan Documents to “Tranche Rate” shall mean and refer to the Successor Rate.

(iii) If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable on the last Business Day of each Fiscal Quarter.

(iv) Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Index Floor, the Successor Rate will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents. Further, if the interest rate to be replaced is rounded upwards to the next 1/8th of 1% under the terms of this Agreement or any Loan Document, the Successor Rate shall also be rounded up to the next 1/8th of 1%; provided further that this provision governing rounding shall not apply if Borrower has a Rate Contract in effect with respect to all or part of an Advance.

(v) Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the Tranche Rate or any Successor Rate, including the selection of such rate, any related Spread Adjustment, or any Conforming Changes, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Tranche Rate.

(d) Notwithstanding anything to the contrary contained herein, if, after the Closing Date, Borrower enters into a Rate Contract with respect to all or part of a Tranche Rate Loan and the floating interest rate under the Rate Contract is Daily Simple SOFR, Agent and Borrower may agree to replace the Tranche Rate hereunder with Daily Simple SOFR and a Spread Adjustment without consent of any other party hereto; provided further that, if subsequent thereto, Agent and Borrower amend such Rate Contract to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of the original Tranche Rate, then Agent and Borrower may further agree to replace Daily Simple SOFR hereunder with the original Tranche Rate (and a Spread Adjustment, if applicable) hereunder without consent of any other party hereto; and, in either such event, (A) such rate shall be a Successor Rate hereunder, and (B) Agent shall provide written notice thereof to the Lenders.

(e) Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain Tranche Rate Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrower and the other Lenders. In such an event, (i) the commitment of the Lenders to make Tranche Rate Loans, continue Tranche Rate

Loans as Tranche Rate Loans or convert Base Rate Loans to Tranche Rate Loans shall be immediately suspended and (ii) any outstanding Tranche Rate Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law.

(f) Tranche Rate Breakage Fee. Upon (i) any default by Borrower in making any borrowing of, conversion into or conversion of any Tranche Rate Loan following Borrower’s delivery to Agent of any applicable Notice of Borrowing or Notice of Conversion or (ii) any payment of a Tranche Rate Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay each Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re-employment of such funds) that such Lender sustains as a result of such default or such payment.

(g) Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the Tranche Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (ii) shall impose on any Lender any other condition affecting its Tranche Rate Loans, any of its notes issued pursuant hereto (if any) or its obligation to make Tranche Rate Loans; and the result of anything described in these clauses (i) and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Tranche Rate Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto (in each case, other than for or with respect to Taxes that are (a) Indemnified Taxes, (b) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes,” or (c) Connection Income Taxes), then upon written demand by such Lender, Borrower shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which such Lender first made demand therefor (except that, if the occurrence giving rise to such increased cost or reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(h) Conforming Changes. In connection with the use, implementation, or administration of the Tranche Rate, including any temporary or permanent replacement for the Tranche Rate, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use, implementation, or administration of the Tranche Rate, or any temporary or permanent replacement for the Tranche Rate.

2.6 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex A, Borrower shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower and its Subsidiaries.

2.7 General Provisions Regarding Payment. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (Eastern Time) on the day when due in immediately available funds in Dollars. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received by the Agent prior to 2:00 p.m. Eastern Time. Payments received by the Agent after 2:00 p.m. Eastern Time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds. The Borrower hereby irrevocably authorizes the Agent to charge Borrower’s deposit accounts maintained with the Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Agent shall not be under an obligation to do so and the Agent shall not incur any liability to Borrower or any other Person for the Agent’s failure to do so.

2.8 Loan Account. Agent shall maintain a loan account (the “Loan Account”) on its books in accordance with the Register to record all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Advances or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account for the immediately preceding month. Each and every such accounting shall be presumptive evidence of all matters reflected therein absent manifest error.

2.9 Taxes.

(a) Payment of Taxes; Gross-up for Taxes. All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any withholding or deduction from any payment to be made by any Loan Party hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable Law, then the applicable Loan Party will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Agent and any applicable Lender an official receipt or other documentation satisfactory to Agent or such Lender evidencing such payment to such authority, and (iii) if the Tax is an Indemnified Tax, pay to Agent for the account of Agent and each applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. If any Indemnified Taxes are directly asserted against Agent or any Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Agent or such Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or such Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.

(b) [Reserved].

(c) Withholding Documentation. Each Lender that is organized under the Laws of a jurisdiction other than the United States and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8IMY (with applicable attachment), as applicable, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to an exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes. Each Lender that is a U.S. Person on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more IRS Form W-9. In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.9(b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so. For purposes of this Section 2.9(b), Agent shall be treated as a Lender and required to deliver documentation to Borrower as if it were a Lender.

(d) Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9(d)), it shall, so long as no Event of Default is occurring, pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender, Agent or their respective Affiliates and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Loan Parties, upon the request of such indemnified party, shall repay to such Lender or Agent the amount paid over pursuant to this Section 2.9(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, Agent or their respective Affiliates is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.9(d), in no event will any Lender or Agent be required to pay any amount to a Loan Party pursuant to this Section 2.9(d) the payment of which would place such Person (or its Affiliates) in a less favorable net after-Tax position than such Person (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.9(d) shall not be construed to require any Lender, Agent, or their Affiliates to make available its respective Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

(e) Usage of Terms. For the purposes of this Section 2.9 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein, “Lender” means any Lender, Swing Line Lender, L/C Issuer, and, subject to Section 12.6(b), any Participant.

2.10 Capital Adequacy. If any Lender or any Person controlling such Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by such Lender, Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which such Lender first made demand therefor (except that, if the occurrence giving rise to such reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof). Each Lender agrees to use reasonable efforts (consistent with Section 2.11) to mitigate or avoid the need for, and to reduce the amount of, any such compensation promptly upon becoming aware of the circumstances giving rise thereto, so long as such efforts would not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.

2.11 Mitigation Obligations. If any Lender requests compensation under either Section 2.5(f) or Section 2.10, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Lender to any unreimbursed cost or expense, and (c) would not otherwise be materially disadvantageous to such Lender (as determined in its reasonable discretion). Without limitation of the provisions of Section 10.1, Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.5(d).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 of this Agreement or otherwise) or received by Agent from a Defaulting Lender pursuant to a right of setoff available with respect to such Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to cash collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with this Agreement; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Fees.

(A) No Defaulting Lender shall be entitled to receive any Fee (other than its portion of the Letter of Credit Fee) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive its portion of the Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to this Agreement.

(C) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 12.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, cash collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in this Agreement.

(b) Defaulting Lender Cure. If Borrower, Agent, Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.13 Termination of Defaulting Lender. Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.12(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent, the L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.

2.14 Notes. Any Lender may request that Advances made by it be evidenced by a promissory note (a “Note”). In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent. Thereafter, subject to Section 2.8, the Advances evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more Notes in such form payable to the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).

3.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Advances and to induce the L/C Issuer and the Lenders to incur Letter of Credit Obligations, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender as of the Closing Date, as of the date of the making of each Advance (or other extension of credit), and as of any other date such representations and warranties are deemed made pursuant to the terms of the Loan Documents, each and all of which shall survive the execution and delivery of this Agreement.

3.1 Existence and Power; Affected Financial Institution. Each Loan Party and each Subsidiary is, as of the Closing Date, an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, has the same legal name as it appears in the Organizational Documents of such Loan Party or any Subsidiary and an organizational identification number (if any), in each case as specified (as of the Closing Date) on Schedule 3.1, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, as of the Closing Date, no Loan Party or any Subsidiary has in the five (5) year period preceding the Closing Date, had any name other than its current name, or been incorporated or organized under the Laws of any jurisdiction other than its current jurisdiction of incorporation or organization, or been party to any merger, consolidation or other change in structure. No Loan Party nor any Subsidiary thereof is an Affected Financial Institution.

3.2 Organization and Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents and applicable Law, (c) require no further action by or in respect of, or filing or registration with, or notice to or authorization or approval of, any Governmental Authority, and will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries (except Liens created pursuant to the Loan Documents), and (d) do not violate, conflict with or cause a breach or a default under (i) any Law, (ii) any of the Organizational Documents of any Loan Party or any Subsidiary or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not, with respect to each of clauses (i) and (iii), reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Each of the Loan Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles. The provisions of the Collateral Documents are effective to create in favor of the Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein to the extent required thereunder.

3.4 Capitalization. The issued and outstanding and authorized Stock of each Loan Party and each Subsidiary (other than Borrower) as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding Stock of each Loan Party and each Subsidiary (other than Borrower) is duly authorized and validly issued (and, in the case of each Loan Party that is a corporation, fully paid and non-assessable), free and clear of all Liens other than those in favor of Agent for the benefit of the Secured Parties, and such Stock was issued in compliance, in all material respects, with all applicable Laws. The identity of the holders of the Stock of each Loan Party and each Subsidiary (other than Borrower) and the percentage of their actual and fully diluted ownership of the Stock of each Loan Party and each Subsidiary (other than Borrower), in each case as of the Closing Date, is set forth on Schedule 3.4. No shares of the Stock of any Loan Party or any Subsidiary, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any Subsidiary of any Stock of any such entity.

3.5 Financial Information.

(a) Audited Statements. The consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of operations, stockholders’ or, as applicable, members’ equity and cash flows for the Fiscal Year then ended, in each case as reported in Borrower’s annual report on form 10-K, as filed with the SEC, copies of which have been delivered or made available to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations, changes in stockholders’ or, as applicable, members’ equity and cash flows for such period.

(b) Unaudited Statements. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related unaudited consolidated statements of operations and cash flows for the applicable period then ended, copies of which have been delivered or made available to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for the Fiscal Quarter then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c) Pro Forma Balance Sheet. The pro forma balance sheet of Borrower and its Subsidiaries as of March 31, 2026, a copy of which has been delivered to Agent, fairly presents in all material respects, on a basis consistent with the Financial Statements referred to in Section 7.1, the consolidated financial position of the Borrower and its Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the making of any Advances and the issuance of any Letters of Credit to be made on the Closing Date, (ii) the application of the proceeds therefrom as contemplated by the Loan Documents, and (iii) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet. As of the date of such pro forma balance sheet and the date hereof, no Loan Party or any Subsidiary had or has any material liabilities, contingent or otherwise, including liabilities for long term leases or forward or long term commitments, which are not properly reflected on such balance sheet.

(d) Projections. The Projections delivered on or prior to the date hereof have been prepared by the Borrower and its Subsidiaries in light of the past operations of their businesses, but including future payments of known contingent liabilities, and reflect projections for the 4-year period beginning on September 30, 2026 and ending September 30, 2030, on a year-by-year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the Financial Statements described above and the estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to any Loan Party and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ materially from the Projections.

(e) No Material Adverse Effect. Since September 30, 2025, there have been no events, changes, circumstances or occurrences that, individually or in the aggregate, have resulted in a Material Adverse Effect.

3.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, any Subsidiary or any of their respective properties which individually or in the aggregate:

(a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby;

(b) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

(c) seek an injunction or other equitable relief which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Loan Party or any Subsidiary is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of Law. Borrower shall immediately disclose to Agent any changed circumstance or event, which causes any of the representations herein to be inaccurate or untrue.

3.7 Ownership of Property. Each Loan Party and each Subsidiary is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

3.8 No Default. No Default or Event of Default has occurred and is continuing. No Loan Party or any Subsidiary is in breach or default, nor has any Loan Party received any written notice stating a breach or default may exist, under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, except for any such breach or default or threatened breach of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9 Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary. Hours worked and payments made to the employees of the Loan Parties and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Loan Parties and the Subsidiaries, or for which any material claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

3.10 Regulated Entities. No Loan Party or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

3.11 Margin Regulations. Borrower is not engaged, and Borrower will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds from the Advances have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which could reasonably be expected to cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Laws Generally. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all applicable Laws, including, without limitation, Title IV and any applicable Education Law, in each case, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and each Subsidiary and their respective directors, officers and employees and, to the best knowledge of each of them, their agents, is in compliance in all material respects with all applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it (collectively, “Sanctions”). No Loan Party and no Subsidiary and, to their knowledge, no Affiliate of a Loan Party, including, to their knowledge, any director, officer, employee or agent, is an individual or an entity that is (i) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) a Person who is otherwise the target of Sanctions such that a Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Law.

(c) USA Patriot Act. The Loan Parties, each Subsidiary thereof and, to their knowledge each of their Affiliates are in compliance with the Trading with the Enemy Act, and each of the foreign assets control regulations of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto, the USA Patriot Act, and any other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d) None of the funds of any Loan Party that are used to repay any obligation under this Agreement shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is the subject of Sanctions.

3.13 Taxes. All federal, state and all other Tax returns, reports and statements required to be filed by or on behalf of each Loan Party and Subsidiary have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof owing by a Loan Party or a Subsidiary have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, in each case, except (a) to the extent subject to a Permitted Contest or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties is solely a resident for tax purposes of the United States and has no office, branch or permanent establishment outside of the United States.

3.14 Compliance with ERISA.

(a) ERISA Plans. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy the requirements of, applicable Law including ERISA and the IRC in all material respects, (ii) each ERISA Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and the IRS has issued a favorable determination or opinion letter with respect to each such ERISA Plan which may be relied on currently and (iii) no Loan Party or any Subsidiary has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the IRC.

(b) Pension Plans and Multiemployer Plans. Except as would not reasonably be expected to have a Material Adverse Effect, (I) during the thirty-six (36) month period prior to the Closing Date or the making of any Advance or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the IRC,

(ii) No condition exists or event or transaction has occurred with respect to any ERISA Plan or Multiemployer Plan which could result in the incurrence by any Loan Party or any Subsidiary of any material liability, fine, Tax or penalty, (III), no Loan Party or any Subsidiary has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan or Multiemployer Plan. Except as could not reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party, any Subsidiary or any ERISA Affiliate under the terms of the plan or of any collective bargaining agreement or by applicable Law, (IV), no Loan Party, Subsidiary or any ERISA Affiliate has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and (V) no Loan Party, Subsidiary or any ERISA Affiliate has received any notice with respect to any Multiemployer Plan, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(c) ERISA Compliance. No Loan Party is as of the Closing Date, or will become on or after the Closing Date, (a) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (b) a plan or account subject to Section 4975 of the IRC, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the IRC, as determined pursuant to Section 3(42) of ERISA, or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

3.15 Brokers. Except for fees contractually incurred by a Loan Party or Affiliate of a Loan Party and payable in full on or prior to the Closing Date, no Loan Party or Affiliate of a Loan Party has any obligation to any broker, finder or other intermediary in respect of any finder’s or brokerage fees in connection with any Loan Document.

3.16 Material Contracts. Except for the Organizational Documents and the agreements set forth on Schedule 3.16 (collectively, the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the management of any Loan Party or any Subsidiary, (b) collective bargaining agreements or other labor agreements covering any employees of any Loan Party or any Subsidiary, (c) agreements for managerial, consulting or similar services to which any Loan Party or any Subsidiary is a party or by which it is bound, (d) agreements regarding any Loan Party or any Subsidiary, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Loan Party or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee, or (f) customer or distribution agreements to which any Loan Party or any Subsidiary is a party, in each case with respect to the preceding clauses (a), (c), (d), (e) and (f) involving payment of more than $5,000,000 in any year, or (g) partnership agreements to which any Loan Party is a general partner or joint venture agreements to which any Loan Party is a party. Schedule 3.16 sets forth, with respect to each real estate lease agreement to which any Loan Party or any Subsidiary is a party as of the Closing Date that is required to be listed pursuant to clause (e) above, the address of the subject property and the lessor and lessee thereof. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party (other than any Loan Party) to any Material Contract.

3.17 Environmental Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Hazardous Materials. (i) To Borrower’s knowledge, no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Loan Party or any Subsidiary or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any material action under any Environmental Law or have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Loan Parties in excess of $2,500,000,; (ii) no portion of any such property is being used, or to Borrower’s knowledge, has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination; and (iii) all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Loan Party or any Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Loan Party or Subsidiary.

(b) Notices Regarding Environmental Compliance. No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, and no penalty has been assessed and no investigation or review is pending, or to any Loan Party’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to, in any such case, any (i) alleged violation by any Loan Party or any Subsidiary of any Environmental Law, (ii) alleged failure by any Loan Party or any Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials.

(c) Properties Requiring Remediation. No property now owned or leased by any Loan Party or any Subsidiary and, to the knowledge of each Loan Party, no such property previously owned or leased by any Loan Party or any Subsidiary to which any Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is (i) listed or, to any Loan Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or (ii) is the subject of federal, state or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA..

(d) Underground Storage Tanks. There are no underground storage tanks located on any property owned or leased by any Loan Party or any Subsidiary that are not properly registered or permitted under applicable Environmental Laws or, to Borrower’s knowledge, that are leaking or disposing of Hazardous Materials.

(e) Environmental Liens. There are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or any Subsidiary, and no actions by any Governmental Authority have been taken or, to the knowledge of any Loan Party, are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 3.17, each Loan Party and each Subsidiary shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Loan Party.

3.18 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and Subsidiary owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Loan Party or Subsidiary. All Intellectual Property of the Loan Parties and their Subsidiaries existing as of the Closing Date and registered with any United States or foreign Governmental Authority is set forth on Schedule 3.18. To each Loan Party’s knowledge, each Loan Party and each Subsidiary conducts its business without infringement or claim of infringement of any material Intellectual Property rights of others and there is no infringement or claim of infringement by others of any material Intellectual Property rights of any Loan Party or any Subsidiary, which infringement or claim of infringement could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.19 Real Property Interests. Except for fee or leasehold interests and ownership, or other interests set forth on Schedule 3.19, no Loan Party or Subsidiary has, as of the Closing Date, any ownership, leasehold or other interest in real property.

3.20 Full Disclosure. None of the information (financial or otherwise) furnished by or on behalf of any Loan Party or any Subsidiary to Agent or any Lender pursuant to the Loan Documents or in connection with the consummation of the transactions contemplated by the Loan Documents, when taken as a whole, at the time of disclosure does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All Projections delivered to Agent and Lenders have been prepared on the basis of the assumptions stated therein. Such Projections represent the Loan Parties’ estimate of the future financial performance of the Loan Parties and their Subsidiaries and such assumptions were believed by the Loan Parties to be fair and reasonable in light of current business conditions at the time made; provided, that the Loan Parties can give no assurance that such Projections will be attained. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

3.21 Insurance. The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates, which insurance complies with the requirements set forth in this Agreement and the other Loan Documents.

3.22 Deposit and Disbursement Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the Closing Date and Schedule 3.22 correctly identifies the name, address and contact information for each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23 Solvency. Both before and after giving effect to, as applicable with respect to any date of determination pursuant to the terms of this Agreement, (a) the Advances and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Advances and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent.

3.24 Affiliate Transactions. Except as set forth on Schedule 3.24, as of the date of this Agreement there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of its Affiliates (other than Subsidiaries) or any of the officers, members, managers, directors, stockholders, parents, other interest holders or employees of any Loan Party or its Affiliates (other than Subsidiaries) or any members of their respective immediate families, that are required to be disclosed in accordance with the rules and regulations of the SEC.

3.25 Representations and Warranties in Loan Documents. All representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects as of the date of this Agreement, the Closing Date, the date of making of each Advance (or other extension of credit) and as of any date that any Loan Party is expressly obligated to confirm the same under this Agreement or any other Loan Document.

4.	AFFIRMATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees that from and after the date hereof and until the Termination Date:

4.1 Maintenance of Existence and Conduct of Business.

(a) Each Loan Party shall and shall cause its Subsidiaries to: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate and, as applicable, limited liability company or other organizational existence and its material rights, privileges, permits, licenses and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; (iv) and transact its material business operations only in such corporate (or, as applicable, limited liability company or other organizational) and trade names as are set forth in Schedule 4.1 (or otherwise set forth in any relevant joinder documentation or otherwise notified to Agent in writing), in each case of subsection (ii) through (iv) of this Section 4.1(a), except as would not reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the generality of the foregoing and notwithstanding any limitation contained therein, each Loan Party shall maintain in full force and effect, to the extent material to the conduct of its business, (i) its status as an “eligible institution,” as defined in 34 C.F.R. Sections 600.2 and 600.5 (to the extent applicable), (ii) its eligibility to participate in all Title IV Programs in which and to the extent that it currently participates, (iii) its Accreditations, and (iv) its licenses to provide postsecondary education in all jurisdictions where it is so licensed.

4.2 Payment of Charges.

(a) Subject to Section 4.2(b), each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (other than real property) and all Charges with respect to Tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen, processors and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such claims or charges could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Loan Party and Subsidiary may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 4.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Loan Party or Subsidiary in accordance with, and to the extent required under, GAAP; (ii) no Lien (other than a Permitted Encumbrance) shall be imposed to secure payment of such Charges that is superior to any of the Liens securing payment of the Obligations (except that this clause (ii) shall not apply with respect to Permitted Contests of Tax Liens), (iii) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iv) none of the Collateral becomes subject to risk of imminent forfeiture or loss as a result of such contest, and (v) such Loan Party or Subsidiary shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or Subsidiary or the conditions set forth in this Section 4.2(b) are no longer met.

4.3 Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to Agent on or prior to the Closing Date.

4.4 Insurance; Damage to or Destruction of Collateral.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and otherwise in form and amounts. Such policies of insurance (or the lender’s loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days (or 10 days in the case of non-payment) prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Loan Party or any such Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Loan Party or any such Subsidiary or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from the failure of such Loan Party or Subsidiary to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b) Each Loan Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all special form (“all risk”) and business interruption insurance naming Agent, on behalf of itself and Lenders, as lender loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Loan Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing, as each Loan Party’s true and lawful attorney in fact for the purpose of making, settling and adjusting claims under such special form policies of insurance, endorsing the name of each

Loan Party on any check or other item of payment for the proceeds of such special form policies of insurance and for making all determinations and decisions with respect to such special form policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Loan Parties shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance.

4.5 Compliance with Laws and Maintenance of Permits.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, (i) comply with all federal, state, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) maintain and keep in full force and effect, and comply in all material respects with, all licenses and permits necessary to conduct their businesses and, upon request of the Agent, furnish to the Agent evidence of renewal of any and all such licenses and permits on the date of or prior to the expiration thereof, except to the extent that the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions. Each Loan Party and each Subsidiary will comply with commercially reasonable requests by any Lender for information or documentation regarding each Loan Party’s and Subsidiary’s compliance with any applicable Law.

(b) Without limiting the generality of the foregoing, Borrower will, and will cause each Subsidiary to, comply with (i) all applicable Laws, the violation of which would terminate or materially impair the eligibility of Borrower or any Subsidiary to participate, if applicable, in Title IV Programs, (ii) the federal Truth in Lending Act, 15 U.S.C. § 1601 et seq., and all other consumer credit laws applicable to Borrower or any Subsidiary in connection with the advancing of student loans, except for such laws and regulations the violation of which, in the aggregate, will not have a Material Adverse Effect, (iii) all statutory and regulatory requirements for authorization to provide post-secondary education in the jurisdictions in which its educational facilities are located, except for such requirements the violation of which will not have a Material Adverse Effect, (iv) if applicable, all requirements for continuing its Accreditations, except for such requirements the violation of which will not have a Material Adverse Effect, and (v) all requirements concerning the limitation on the receipt of Title IV Program funding under the “90/10 Rule” codified at 34 C.F.R. § 600.5(d) and HEA except for such requirements, the violation of which would not have a Material Adverse Effect. In addition, except as would not have a Material Adverse Effect, the Borrower will, and will cause each Subsidiary to, maintain a cohort default rate for any School that shall not exceed as of the end of any Fiscal Year: (A) the maximum percentage permitted by the DOE for the applicable three consecutive cohort fiscal years in order for such School to participate in Title IV Programs or (B) the maximum percentage permitted by the DOE for the applicable cohort fiscal year in order for such School to participate in Title IV Programs. For purposes of this Section 4.5, a “cohort fiscal year” is a twelve-month period commencing on October 1 of a year and ending on September 30 of the following year.

4.6 Intellectual Property. Each Loan Party will, and will cause each of its Subsidiaries to, conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person and shall comply with the terms of its Licenses, except in each case to the extent any failure to do the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.7 Environmental Matters. Each Loan Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $5,000,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $5,000,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Loan Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect, then each Loan Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Loan Parties’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. The Loan Parties shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

4.8 [Intentionally Omitted.].

4.9 Treasury Management. The Loan Parties shall, and shall cause their Subsidiaries to, maintain their primary deposit account and treasury management services for the Loan Parties and their Subsidiaries with Fifth Third and a collective of the other Lenders; provided, that the Loan Parties and their Subsidiaries may maintain deposit accounts and treasury management services with other financial institutions so long as such accounts are subject to a Qualifying Control Agreement or other collateral arrangement reasonably satisfactory to Agent to the extent required under this Agreement or the Collateral Documents.

4.10 Maintenance of Property; Material Contracts. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Loan Parties will notify Agent in writing, within five (5) Business Days after the earlier of when a Loan Party learns, or is notified of the occurrence, of any breach by a Loan Party of, a notice of termination or acceleration of, or any demand for adequate assurances under, any Material Contract.

4.11 Inspection of Property and Books and Records; Appraisals. Each Loan Party shall, and shall cause each of its Subsidiaries to, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (i) provide access to each of its owned, leased or controlled properties to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (ii) permit Agent and any of its Related Persons to conduct, inspect and make extracts and copies from all of such Loan Party’s and Subsidiary’s books and records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in each instance, at the Loan Parties’ expense; provided, the Loan Parties shall only be obligated to reimburse Agent for the expenses for one such inspection per year, unless an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.12 Use of Proceeds. Borrower shall use the proceeds of the Advances solely as follows: (a) refinancing certain indebtedness of Borrower and its Subsidiaries, (b) providing working capital financing for Borrower and its Subsidiaries, (c) funding other general corporate purposes of Borrower and its Subsidiaries, (d) funding certain fees and expenses associated with the closing of the Facilities and (e) funding other purposes permitted under this Agreement.

4.13 Further Assurances.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to Agent or the Lenders, when taken as a whole and at the time furnished, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by Agent, the Loan Parties shall and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Agent, the Loan Parties shall cause each of their Subsidiaries (other than Excluded Subsidiaries) and any Person formed or created as a result of a statutory division of a Loan Party, within thirty (30) days (or such longer period to which Agent consents in its sole discretion) after formation, creation or acquisition thereof, to become a Guarantor hereunder and under the other Loan Documents and grant to Agent, for the benefit of the Secured Parties, a security interest in such Person’s property, by executing joinder documents in form and substance reasonably satisfactory to the Agent (including collateral documents in substantially the same form as the existing Collateral Documents, or joinders to the existing Collateral Documents in form and substance reasonably satisfactory to the Agent). In connection therewith, the Loan Parties shall give notice to the Agent no later than five (5) days (or such longer period of time as agreed to by the Agent in its discretion) after creating or acquiring a Subsidiary and shall deliver to the Agent, with respect to each new Guarantor and within the time period set forth above for joinder, in addition to the joinder documentation described above and to the extent applicable and requested by the Agent, substantially the same documentation required hereunder on or in connection with Closing Date (including legal opinions, organizational documents and authorizing resolutions) with respect to the Loan Parties existing as of the Closing Date.

(c) Each of the Loan Parties shall not maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with the Agent or depositary institutions as to which the Agent shall have received, to the extent the Agent requests, a Qualifying Control Agreement, (ii) securities accounts that are maintained at all times with financial institutions as to which the Agent shall have received a Qualifying Control Agreement, and (iii) Excluded Accounts; provided that, (i) for any deposit or other accounts in existence on the Closing Date, the Loan Parties shall have one hundred twenty (120) days after the Closing Date (or such longer period as is approved by the Agent in its sole discretion) to comply with this clause (c) (solely to the extent any such bank accounts in existence on the Closing Date remain open for a period greater than one hundred twenty (120) days from the Closing Date) and (ii) for any deposit or other accounts opened or, with respect to Subsidiaries acquired in Permitted Acquisitions, acquired after the Closing Date, the Loan Parties shall have one hundred twenty (120) days after the date that such account is opened or acquired (or such longer period as is approved by the Agent in its sole discretion) to comply with this clause.

(d) Furthermore and except as otherwise approved in writing by Agent, each Loan Party shall pledge all of the Stock of each of the Subsidiaries directly owned by it to Agent (to the extent it is not Excluded Property), for the benefit of the Secured Parties, to secure the Obligations, concurrently with such Loan Party becoming a Loan Party. In connection with each pledge of certificated Stock, the Loan Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

(e) The Loan Parties shall deliver, or cause to be delivered, to Agent appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.13 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Loan Party formed or acquired after the Closing Date. In addition to, and without limiting, any of the foregoing, promptly following any request therefor, the Loan Parties shall deliver, or cause to be delivered, to Agent: (i) such other information regarding the operations, material changes in ownership of Stock, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as Agent or any Lender (through Agent) may reasonably request and (ii) information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(f) Unless otherwise agreed by Agent, each Subsidiary, whether existing on the Closing Date or acquired thereafter, shall be a direct or indirect Domestic Subsidiary of Borrower.

4.14 Post-Closing Matters. Each Loan Party shall, and shall cause each of its Subsidiaries to, execute and deliver the documents and complete the tasks expressed on Schedule 4.14 in each instance within the time limits specified therein.

5.	NEGATIVE COVENANTS

Each Loan Party jointly and severally agrees that, from and after the date hereof until the Termination Date:

5.1 Asset Dispositions, Etc. Except as expressly permitted under Section 5.8 or Section 5.13, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division or otherwise dispose of (whether in one or a series of transactions) any property (including the Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions in the Ordinary Course of Business to any Person other than an Affiliate of a Loan Party, of (i) Inventory (provided, however, that a sale in the Ordinary Course of Business will not include a transfer in total or partial satisfaction of any liabilities) or (ii) worn-out or surplus Equipment no longer used or useful in the business of the Loan Parties and their Subsidiaries;

(b) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 100% of the aggregate consideration for such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $20,000,000;

(c) dispositions of property (i) to a Loan Party or (ii) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(d) Investment, loans and advances permitted by Section 5.2 and Restricted Payments permitted by Section 5.12; and

(e) (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents.

5.2 Investments; Loans and Advances. No Loan Party shall, nor shall it permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except:

(a) investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party or Subsidiary pursuant to negotiated agreements with respect to financing or settlement of such Account Debtor’s Accounts in the Ordinary Course of Business, consistent with past practices, including retail installment contracts with respect to tuition and related obligations of each such Account Debtor to such Loan Party;

(b) Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries outstanding as of the Closing Date;

(c) deposit and other accounts maintained in compliance with this Agreement;

(d) Investments in the form of cash and Cash Equivalents;

(e) Investments (i) by the Loan Parties and their Subsidiaries in Loan Parties and (ii) by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(f) loans and advances to officers, directors and employees of the Loan Parties and their Subsidiaries permitted by Section 5.4(c);

(g) Contingent Obligations permitted pursuant to Section 5.6;

(h) each Loan Party may consummate Permitted Acquisitions; and

(i) other Investments in an aggregate amount not exceeding $20,000,000 at any one time outstanding.

5.3 Indebtedness.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(a) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 5.7(c);

(b) the Advances and the other Obligations;

(c) unfunded employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law;

(d) existing Indebtedness described on Schedule 5.3 and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (except for increases by any amount necessary to cover reasonable fees and expenses incurred in connection therewith) or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable (except for any increase in interest or fee rates to then-market rates) to any Loan Party or Subsidiary, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified;

(e) to the extent constituting Indebtedness, Contingent Obligations permitted pursuant to Section 5.6;

(f) Indebtedness consisting of intercompany loans and advances made by a Loan Party to any other Loan Party; provided, that: (A) if requested by the Agent, each Loan Party shall have executed and delivered to each other Loan Party a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Loan Party, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (B) the Loan Parties and their Subsidiaries shall record all intercompany transactions on their books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Loan Party under any such Intercompany Notes shall be subordinated to the Obligations in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by any Loan Party and after giving effect thereto, such Loan Party shall be Solvent; (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (F) the aggregate balance of all such Intercompany Notes owing to Borrower shall not exceed $20,000,000 at any time;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;

(h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;

(i) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(j) other unsecured Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding.

5.4 Affiliate Transactions.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction with any Affiliate of such Loan Party or of any such Subsidiary, except:

(a) as expressly permitted by this Agreement;

(b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary, in each case, exclusive of any loans or advances except to the extent expressly permitted by Sections 5.3(f), 5.4(c) and 5.4(d);

(c) transactions between a Loan Party and another Loan Party;

(d) transactions between a non-Loan Party Subsidiary and another non-Loan Party Subsidiary; and

(e) transactions with Affiliates existing as of the Closing Date and described in Schedule 3.24.

5.5 Capital Structure and Business. Except as expressly permitted under Section 5.8 or Section 5.13, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make any material changes in its equity structure, issue any Stock or amend any of its Organizational Document in any material respect, in each case, in any respect adverse to Agent and Lenders. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the Closing Date, or any reasonable extensions or expansions thereof consistent with Borrower’s Growth and Diversification Strategy.

5.6 Contingent Obligations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) obligations under Swap Contracts permitted by Section 5.3(j);

(c) Contingent Obligations of the Loan Parties and their Subsidiaries existing as of the Closing Date and listed on Schedule 5.6, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Loan Parties and their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under requirements by the U.S. Department of Education to post letters of credit in favor of the Department of Education;

(e) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.1(b);

(g) Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Loan Party, which obligations are otherwise permitted hereunder; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(h) Contingent Obligations under the Loan Documents; and

(i) Contingent Obligations arising under Letters of Credit.

5.7 Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for the following:

(a) Permitted Encumbrances;

(b) Liens in existence on the date hereof and summarized on Schedule 5.7 securing Indebtedness described on Schedule 5.3 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount so secured is not increased and the Lien does not attach to any other property; and

(c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Loan Party or Subsidiary in the Ordinary Course of Business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $20,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the Equipment and Fixtures subject to such purchase money Indebtedness and Capital Lease Obligations and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets); and

(d) other Liens, in addition to the Liens listed above, not securing Indebtedness, securing obligations not exceeding $5,000,000 in the aggregate for all Loan Parties and Subsidiaries at any time outstanding, so long as such Liens do not attach to any Collateral.

In addition, no Loan Party shall, nor shall it permit any of its Subsidiaries to, become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, for the benefit of the Secured Parties, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses permitted hereunder which prohibit Liens solely upon the assets that are subject thereto.

5.8 Consolidations and Mergers. No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division, except (a) as expressly permitted by Section 5.1 and (b) upon not less than 15 Business Days prior written notice to Agent, (i) any Subsidiary of Borrower may merge with, dissolve or liquidate into (in each case in accordance with applicable Law), and assign any remaining contractual rights or other assets to, Borrower or a Domestic Subsidiary; provided, that (A) Borrower or such Domestic Subsidiary shall be the continuing or surviving entity (and Borrower shall be the continuing or surviving entity if Borrower is a party to such transaction) and such surviving Domestic Subsidiary shall be a Guarantor and comply with Section 4.13, (B) Borrower or applicable Subsidiary shall provide Agent with copies of all applicable documentation relating thereto, and (C) all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed and (ii) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary; provided that Borrower or applicable Subsidiary provide Agent with copies of all applicable documentation relating thereto and comply with Section 4.13 in connection therewith to the extent the Stock of any such Foreign Subsidiary is pledged under the Loan Documents.

5.9 ERISA. No Loan Party shall, nor shall cause or permit any of its Subsidiaries or ERISA Affiliates to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 430 or 6321 of the IRC or Section 303 or 4068 of ERISA or (b) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in Taxes, penalties and other liability in an amount that would reasonably be expected to have a Material Adverse Effect.

5.10 Hazardous Materials. No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than, in each case, such violations or Environmental Liabilities that would not reasonably be expected to have a Material Adverse Effect.

5.11 Sale Leasebacks. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any sale and leaseback transaction, synthetic lease or similar transaction involving any of its assets, except a transaction (a) that concerns unencumbered real property of such loan which is continuing in use for substantially the same purpose or purposes as such real property being sold or transferred was previously utilized in connection with the Loan Parties business, (b) that involves assets which in the aggregate do not exceed $20,000,000, and (c) where the Borrower or another Loan Party receives not less than 100% of the sale consideration.

5.12 Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments except that:

(a) (i) any Wholly-Owned Subsidiary of Borrower may declare and pay dividends to Borrower or any Wholly-Owned Subsidiary of Borrower, and (ii) any Loan Party or Subsidiary may declare and make dividend payments or other distributions payable solely in its Stock;

(b) The Loan Parties and their Subsidiaries may make any Restricted Payments provided that:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(ii) after giving effect to such Restricted Payment (and any related incurrence of Indebtedness), the Loan Parties are in compliance on a Pro Forma Basis with the Financial Covenants set forth herein, in each case recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder.

5.13 Change of Corporate Name or Location; Change of Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, business offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, unless in each case (i) at least 30 days prior written notice (or such later notice as is acceptable to Agent in its sole discretion) is given by such Loan Party to Agent and Agent has provided written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, for the benefit of the Secured Parties, in any Collateral, has been completed or taken, (ii) the priority of all Liens in favor of Agent is not adversely affected, and (iii) any such new location shall be in the continental United States. No Loan Party shall change its Fiscal Year without Agent’s prior written consent.

5.14 No Restriction on Distributions; No Negative Pledges. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or any Subsidiary to pay dividends or make any other distribution on any of the Stock of such Loan Party or Subsidiary or to pay fees, including management fees, or make other payments and distributions to Borrower or any other Loan Party. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired, except in connection with any document or instrument governing Liens permitted pursuant to Section 5.7(c) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

5.15 [Intentionally Omitted.]

5.16 Affiliate Compensation and Fees. No Loan Party shall, nor shall it permit any of its Subsidiaries to, pay any management, consulting, advisory or similar fees to any manager or any Affiliate of any Loan Party or to any officer, director (or manager) or employee of any Loan Party or any Affiliate of any Loan Party, or pay or reimburse any manager or any of its Affiliates or any Affiliate of any Loan Party (other than another Loan Party) for any costs, expenses and similar items, except:

(a) reasonable compensation to officers and employees for actual services rendered to the Loan Parties in the Ordinary Course of Business; and

(b) reasonable outside directors’ (or managers’) fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director (or manager) meetings.

5.17 Margin Stock; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Advance proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or Subsidiary or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable Law or in violation of this Agreement.

5.18 Sanctions; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Section 3.12. No Loan Party will, directly or indirectly, use the proceeds of the Advances or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances or Letters of Credit, whether as Agent, L/C Issuer, Lender, underwriter, advisor, investor, or otherwise). No Loan Party will, directly or indirectly, use the proceeds of the Advances or Letters of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

6.	FINANCIAL COVENANTS

6.1 Maximum Consolidated Total Net Leverage Ratio. The Borrower shall not permit the Consolidated Total Net Leverage Ratio to be greater than 3.00 to 1.00 as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2026.

6.2 Minimum Consolidated Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00 as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2026.

7.	FINANCIAL STATEMENTS AND INFORMATION

7.1 Reports and Notices. Each Loan Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver or cause to be delivered to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth below:

(a) Annual Audited Financials. To Agent and Lenders, as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending September 30, 2026), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit, other than any such exception related to the Commitment Termination Date in respect of the Credit Facilities to the extent occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirement of annual reports included herein to the extent such annual reports include the information specified herein and are delivered within the time period specified above; provided, that such information required to be delivered pursuant to this clause (a) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC and written notice of such posting has been delivered to the Agent).

(b) Quarterly Financials. To Agent and Lenders, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2026), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a responsible officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirement of quarterly reports included herein to the extent such quarterly reports include the information specified herein and are delivered within the time period specified above; provided, that such information required to be delivered pursuant to this clause (b) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC and written notice of such posting has been delivered to the Agent).

(c) Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) above, commencing with the Fiscal Quarter ending September 30, 2026, a certificate of a responsible officer of the Borrower in the form of Exhibit D attached to the Agreement (each, a “Compliance Certificate”), (i) certifying that, to the knowledge of such officer, no Event of Default or Default has occurred since the date of the last certificate delivered or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the Financial Covenants;

(d) Stockholder Deliveries and Press Releases. Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Agent, other materials filed by the Borrower or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC and written notice of such posting has been delivered to the Agent;

(e) Projections. Within 90 days after the beginning of each fiscal year that commences after the Closing Date (commencing with a Budget for the fiscal year ending September 30, 2027), a projected consolidated statement of income of the Borrower and its Subsidiaries (the “Budget”), which Budget shall (1) include details reasonably determined by the Borrower with the categories as mutually agreed between the Agent and the Borrower as of the date hereof and (2) in each case be accompanied by the statement of a responsible officer of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof;

(f) Management Letters. To Agent and Lenders, within 5 Business Days after receipt thereof by any Loan Party or Subsidiary, copies of all management letters, exception reports or similar letters or reports received by such Loan Party or Subsidiary from its independent certified public accountants.

(g) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within 5 Business Days after an executive officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, written notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof.

(h) Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Loan Party or Subsidiary with respect to any Stock of such Person.

(i) Litigation and ERISA Events. To Agent in writing, as soon as practicable, and in any event within 5 Business Days after an executive officer of any Loan Party has actual knowledge of the existence thereof, notice of any of the following that would reasonably be expected to have a Material Adverse Effect (i) any Litigation commenced or threatened against any Loan Party or Subsidiary that (A) seeks damages in excess of $5,000,000, (B) seeks injunctive relief, (C) is asserted or instituted against any ERISA Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any ERISA Plan, (D) alleges criminal misconduct by any Loan Party or Subsidiary, or (E) alleges the violation of any Law regarding, or seeks remedies in connection with, any Environmental Liabilities, and (ii) any ERISA Event.

(j) Other Notices. To Agent, promptly after becoming aware thereof, disclosure of (A) losses or casualties required by Section 4.4, (B) any event giving rise to a prepayment obligation under Section 2.2(b)(i) of the Agreement, and (C) any material change in accounting or financial reporting practices of the Borrower and its Subsidiaries.

(k) Other Information. Promptly following any request therefor, such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party’s or any of its Subsidiaries’ business or financial condition as Agent or any Lender (through Agent) shall, from time to time, reasonably request.

7.2 Communication with Accountants. Each Loan Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Deloitte & Touche LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Loan Party or Subsidiary with respect to the business, results of operations and financial condition of any Loan Party or Subsidiary; provided, that unless an Event of Default exists and is continuing, the Agent shall request advance written approval (such approval not to be unreasonably withheld or delayed) from the Borrower, prior to communications with any such accountants or advisors.

8.	CONDITIONS PRECEDENT.

8.1 Conditions to the Initial Advances. No Lender shall be obligated to make any Advance or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:

(a) Credit Agreement; Loan Documents. This Agreement and the other Loan Documents or counterparts hereof and thereof shall have been duly executed by Borrower, each other Loan Party, Agent and Lenders, and delivered to Agent; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall require in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Agent.

(b) Officer’s Certificate. The Agent shall have received a certificate or certificates dated the Closing Date, certifying as to the Organizational Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the relevant officers of each Loan Party.

(c) Personal Property Collateral. The Agent shall have received, in form and substance reasonably satisfactory to the Agent, (i) lien searches (including with respect to Intellectual Property) in each applicable jurisdiction or office required by the Agent and evidence that no Liens exist other than Permitted Encumbrances, (ii) UCC financing statements and other filings necessary to perfect the Agent’s Liens in each applicable jurisdiction and (iii) all instruments, documents, stock certificates and other possessory collateral required to be delivered pursuant to the Loan Documents, together with stock powers and/or allonges, as applicable.

(d) Approvals. Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(e) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.4(e) (including the Fees specified in the Fee Letter), and shall have reimbursed Agent for all Fees, costs and expenses of closing (including fees and expenses of counsel).

(f) Capital Structure: Other Indebtedness. The capital structure of each Loan Party and Subsidiary and the terms and conditions of all Indebtedness of each Loan Party and Subsidiary shall be acceptable to Agent in its sole discretion.

(g) KYC Information; Beneficial Ownership. Agent and, if requested by a Lender, such Lender, shall have received, at least five (5) Business Days prior to the Closing Date, (i) documentation and other information reasonably requested by Agent or such Lender in order to comply with applicable law, including the USA PATRIOT Act, and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification for such Loan Party.

(h) Licensing Requirements. The Agent shall have obtained all applicable licenses, consents, permits, registrations and approvals as deemed necessary by the Agent in order to execute and perform the transactions contemplated by the Loan Documents.

(i) Evidence of Insurance. The Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property and other insurance meeting the requirements set forth herein or in the Loan Documents or as required by the Agent, including naming the Agent and its successors and assigns as additional insured (in the case of liability insurance) or lender’s loss payable and/or mortgagee (in the case of property insurance).

(j) Solvency Certificate. The Agent shall have received certification from the chief executive officer, chief financial officer or treasurer of Borrower, or another authorized financial officer of Borrower that is reasonably acceptable to the Agent, as to the solvency of Borrower and their Subsidiaries (after giving effect to the Advances on the Closing Date and the application thereof) in a form reasonably acceptable to the Agent.

(k) Material Adverse Effect. Since September 30, 2025, there shall not have occurred any event or condition, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(l) Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before an arbitrator or Governmental Authority that relates to the Loan Documents or the credit facility hereunder or could reasonably be expected to have a Material Adverse Effect.

(m) Closing Certificate. The Agent shall have received a certificate signed by an officer of Borrower acceptable to the Agent, dated as of the date hereof, certifying (i) that before and after giving effect to the borrowings and other transactions contemplated by this Agreement to occur on the date hereof: (A) the representations and warranties of each Loan Party contained herein or in any other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof) and (B) no Default exists or would result from the Advances or Letters of Credit to occur or be issued on the date hereof or from the application of the proceeds thereof; and (ii) as to the matters specified in Sections 8.1(d), (j), and (l).

(n) Repayment of Existing Indebtedness. Agent shall have received reasonably satisfactory evidence that either prior to the Closing Date or with the Advances on the Closing Date: (i) the Loan Parties and Subsidiaries will have repaid in full and terminated (A) the Indebtedness under the Existing Credit Agreement, any other existing credit or loan agreement, and all loan documents entered into in connection therewith and (B) all other existing Indebtedness not permitted hereby (which, for the avoidance of doubt, shall exclude permitted Indebtedness pursuant to Section 5.3 of this Agreement), and (ii) all Liens on the assets of the Loan Parties and Subsidiaries (including Liens securing the Indebtedness under the Existing Credit Agreement, any other existing credit or loan agreement, and the loan documents entered into in connection therewith, but excluding Liens permitted pursuant to Section 5.7 of this Agreement) have been or are being terminated.

8.2 Further Conditions to Each Advance. No Lender shall be obligated to fund any Advance, convert or continue any Advance as a Tranche Rate Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Loan Party contained herein or in any other Loan Document, or which is contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation); or

(c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding aggregate amount of the Revolving Exposure would exceed the aggregate amount of the Revolving Loan Commitments of all Lenders.

Notwithstanding clauses (a) and (b) above, if the proceeds of any Advance (or the incurrence of any Letter of Credit Obligation) are used to finance a Limited Condition Transaction, the Borrower may, at its election, satisfy such clauses (a) and (b) in accordance with Section 1.5.

The request and acceptance by Borrower of the proceeds of any Advance (including any Swing Line Advance made pursuant to Section 2.3(b)), the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Advance into, or as, a Tranche Rate Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent’s Liens on the Collateral, on behalf of itself and Lenders, pursuant to the Collateral Documents.

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor and whether or not caused by or within the control of any Obligor) shall constitute an “Event of Default” hereunder:

(a) Any Loan Party (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Advances or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 5 days following Agent’s written demand for such reimbursement or payment of expenses; or

(b) Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 4.1, 4.4, 4.5, 4.9, 4.10, 4.11, 4.12, 5, or 6, respectively; or

(c) Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Section 7, respectively, and the same shall remain unremedied for 3 Business Days or more; provided, however, that the Loan Parties shall not have the right to cure any default under 7 respectively, if any such default has occurred more than three (3) times in any 12 month period; or

(d) Any Obligor fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for 30 days or more; provided, however, that such 30-day cure period shall not apply to: (i) a breach of any provision that cannot be cured or (ii) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; or

(e) A default or breach occurs under any agreement, document or instrument to which any Loan Party is a party (determined exclusive of the Loan Documents) that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Contingent Obligations (determined exclusive of the Obligations) of any Loan Party and the aggregate principal amount of such Indebtedness or Contingent Obligation is in excess of $4,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Contingent Obligations or a trustee to cause, Indebtedness or Contingent Obligations or a portion thereof in excess of $4,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee; or

(f) Any representation or warranty herein or in any Loan Document or in any written statement, report, Financial Statement or certificate made or delivered to Agent or any Lender by any Obligor is untrue or incorrect in any material respect (or in any respect, if such representation or warranty qualified as to materiality or Material Adverse Effect) as of the date when made or deemed made; or

(g) Assets of any Loan Party with a fair market value of $4,000,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and such condition continues for 30 days or more; or

(h) A case or proceeding is commenced against any Loan Party seeking a decree or order in respect of such Loan Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, or (iii) ordering the winding up or liquidation of the affairs of such Loan Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction; or

(i) Any Loan Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

(j) (i) A final judgment or judgments for the payment of money in excess of $4,000,000 in the aggregate at any time are outstanding against one or more of the Loan Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay, (ii) any action shall be taken by a judgment creditor to attach or levy upon any property of any Loan Party to enforce any such judgment under clause (i) above obtained against a Loan Party, or (iii) any Loan Party shall fail within 30 days after the entry thereof to discharge or stay pending appeal one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first-priority Lien (except as otherwise expressly permitted herein or therein) in any of the Collateral purported to be covered thereby; or

(l) Any Change of Control occurs; or

(m) Subject to Section 5.1 or Section 5.8, the dissolution or liquidation of Borrower or of any endorser or guarantor of the Obligations, or the merger or consolidation of any of the foregoing with a third party, or statutory division of the foregoing, or the lease, sale or other conveyance of a material part of the assets or business of any of the foregoing to a third party outside the ordinary course of its business, or the lease, purchase or other acquisition of a material part of the assets or business of a third party by any of the foregoing; or

(n) Any one or more ERISA Events occurs that (i) the Required Lenders determine would reasonably be expected to have a Material Adverse Effect or (ii) result in a Lien on any assets of any Loan Party; or

(o) The occurrence of a Significant Regulatory Event, if such Significant Event would reasonably be expected to have a Material Adverse Effect.

9.2 Remedies.

(a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice, suspend the Revolving Loan Commitment with respect to additional Revolving Credit Advances and/or the incurrence of additional Letter of Credit Obligations. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Required Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Advances and the Letter of Credit Fees to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice: (i) terminate the Revolving Loan Commitments with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Advance, to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex A, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; and/or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), the Revolving Loan Commitments shall be immediately terminated, all of the Obligations, including the Advances, shall become immediately due and payable, and all outstanding Letters of Credit shall immediately be required to be cash collateralized in the manner set forth in Annex A, without declaration, notice or demand by any Person.

(c) At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, as the Interest Periods for Tranche Rate Loans then in effect expire, such Advances shall be converted into Base Rate Loans and the Tranche Rate election will not be available to Borrower.

(d) During the continuance of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party or Subsidiary), and (ii) other property at any time held or owing by such Lender or any of such Lender’s Affiliates to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender or any of such Lender’s Affiliates shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off (including through an Affiliate) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Loan Party agrees, to the fullest extent permitted by Law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.2.

9.3 Application of Proceeds.

(a) As to Borrower. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between the Loan Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b) After Application Event. Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Application Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect. Notwithstanding anything to the contrary contained in this Agreement, if an Application Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent, L/C Issuer and Swing Line Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code or any other applicable debtor relief law, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract, but excluding Obligations owing in respect of any Bank Products; fifth, to the Obligations owing in respect of any Bank Products; sixth, to provide cash collateral to secure any and all Letter of Credit Obligations and future payment of related Fees, as provided for in Annex A; seventh to any other indebtedness or obligations of any Loan Party owing to Agent or any Lender under the Loan Documents; eighth, to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts other than a Rate Contract.

(c) Residuary. Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 9.3, (i) amounts received shall be applied in the numerical order provided until paid in full prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

9.4 Actions in Concert. For the sake of clarity, anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

9.5 Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

10.	EXPENSES AND INDEMNITY

10.1 Expenses. Each Loan Party hereby jointly and severally agrees to promptly pay (i) all reasonable, documented actual costs and out of pocket expenses of Agent, Arrangers, and their respective Affiliates (including the reasonable, documented fees, costs and expenses of one counsel to, and independent appraisers and consultants retained by, Agent, Arrangers, and their respective Affiliates) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents, in connection with the performance by Agent, Arrangers, and their respective Affiliates of their rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of Agent, Arrangers, and their respective Affiliates (including title investigations, Uniform Commercial Code searches, fixture filing searches, judgment, pending Litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons, and (C) subject to Section 4.11, any internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by or to Agent, Arrangers, and their respective Affiliates for their third-party examiners), (ii) without limitation of the preceding clause (i), all reasonable actual costs and out of pocket expenses of Agent and its Affiliates in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral, (iii) without limitation of the preceding clause (i), all actual costs and out of pocket expenses of Agent, Arrangers, and their respective Affiliates in connection with (A) any Litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out of pocket expenses incurred by the Lenders, Agent, Arrangers, and their respective Affiliates in connection with any Litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents.

10.2 Indemnity. Each Loan Party hereby agrees to indemnify, pay and hold harmless Agent, Arrangers, Lenders, their respective Affiliates, and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers and counsel of Agent, Arrangers, Lenders and their respective Affiliates (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent, an Arranger, or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances and Letters of Credit, except that the Loan Parties shall not have any obligation under this Section to an Indemnitee with respect to any liability resulting solely from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim by an Indemnitee against another Indemnitee (other than any claim involving an Indemnitee acting in its capacity or fulfilling its role as an agent or arranger or similar role) that is not related in any way to any action or inaction of the Loan Parties or any of their respective Related Persons, in each case (under clauses (x) and (y)) as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. If it is finally judicially determined by a court of competent jurisdiction in a final, non-appealable judgment that an Indemnitee was not entitled to indemnification, reimbursement or contribution under this Section 10.2 with respect to any amount paid or advanced to it by the Loan Parties, such Indemnitee shall promptly repay such amount to the applicable Loan Party. This Section 10.2 shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements arising from any non-Tax claim.

11.	AGENT

11.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 12.5 and to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 11 are solely for the benefit of the Secured Parties and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.

11.2 Agent and Affiliates. Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, provide Bank Products to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not Agent hereunder.

11.3 Action by Agent; Actions through Sub-Agents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or other Person. Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

11.4 Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.5 Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder or the contents of any certificate, financial statement or other report or document delivered under or in connection with any Loan Document, (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document, (iii) the satisfaction of any condition specified in any Loan Document, (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party or the value or the sufficiency of any Collateral. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

11.6 Indemnification. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required to be paid to Agent under Sections 10.1 or 10.2 (but without affecting the Loan Parties’ reimbursement and indemnification obligation hereunder), each Lender shall, in accordance with its Pro Rata Share, pay to Agent such Lender’s portion of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time). If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

11.7 Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

11.8 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

11.9 Collateral and Guaranty Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (i) release any Lien granted to or held by Agent under any Collateral Document (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer of the Borrower as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), (ii) release any Guarantor from its obligations under the Loan Documents (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) upon such Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted by this Agreement (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer of the Borrower as to the sale or other disposition being made in full compliance with the provisions of the Loan Documents), provided, that, the release of any Guarantor from its obligations under the Loan Documents if such Guarantor becomes a non-wholly owned Subsidiary shall only be permitted if (x) at the time such Guarantor becomes a non-wholly owned Subsidiary, on a Pro Forma Basis as to any such release and the consummation of the transaction that causes such Person to be a non-wholly owned Subsidiary, the Borrower is deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted under Section 5.2 of this Agreement at such time (y) such Guarantor did not become a non-wholly owned Subsidiary as a result of a transaction the primary purpose of which was obtaining the release of its guarantee of the Obligations and (z) any disposition of the equity interests in such Subsidiary shall be a good faith disposition to an unaffiliated third party for fair market value for a bona fide business purpose, and (iii) release or subordinate any Lien granted to or held by Agent under any Collateral Document constituting property described in Section 5.7(c) (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.7(c)). Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

11.10 Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral for the Advances unless instructed to do so by Agent (or consented to by Agent, as provided in Section 9.2(d)), it being understood and agreed that such rights and remedies may be exercised only by Agent.

11.11 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

11.12 Successor Agent.

(a) Agent may at any time give written notice of its resignation to Lenders, L/C Issuer, Swing Line Lender, and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, upon the Borrower’s consent (so long as no Event of Default then exists) which shall not be unreasonably delayed or withheld, to appoint a successor Agent. Upon the acceptance of a successor’s appointment as Agent hereunder and notice of such acceptance to the retiring Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, the retiring Agent’s resignation shall become immediately effective and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The Fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between Borrower and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, L/C Issuer and Swing Line Lender (but without any obligation) appoint a successor Agent, which appointment shall not be subject to consent by Required Lenders or any Loan Party. From and following the expiration of such 30 day period, Agent shall have the exclusive right, upon 1 Business Days’ written notice to Borrower and Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender, the L/C Issuer and the Swing Line Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them (x) while the retiring Agent was acting or was continuing to act as Agent and (y) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and in respect of any actions taken in connection with transferring the agency to any successor Agent.

(b) Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate Borrower’s ability to request Swing Line Advances. In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as the Swing Line Lender; and (ii) Agent shall retain all of the rights of the maker of Swing Line Advances provided hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Credit Advances or fund participations in outstanding Swing Line Advances pursuant to Section 2.3.

(c) Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate its commitment pursuant to Section 2.6 to issue Letters of Credit. In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as the L/C Issuer; and (ii) Agent shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Lenders to fund their Pro Rata Share of such Letters of Credit pursuant to Section 2.6.

11.13 Disbursements of Revolving Credit Advances; Payment and Sharing of Payment.

(a) Revolving Credit Advances, Payments and Settlements; Interest and Fee Payments.

(i) Agent shall be conclusively entitled to assume that each Lender will fund its Pro Rata Share of all Advances requested by Borrower in accordance with the terms hereof. Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent in reliance on the first and second sentences of this clause (i) (which Agent is entitled to do in reliance on such sentences), or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Advance before Agent disburses the same to Borrower. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Advance requested by Borrower no later than noon (Eastern Time) on the date of funding of such Advance, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Advance, in same day funds, by wire transfer to Agent’s account specified by Agent to Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within 1 Business Day after Agent’s written demand, Agent shall promptly notify Borrower in writing, and Borrower shall immediately repay such amount to Agent. Any repayment required by Borrower pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Credit Advances which are Base Rate Loans. Nothing in this

Section 11.13 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii) On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrower the full amount of the Advances to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Advances to Borrower in a timely manner on such date. If Agent elects to advance such Advances to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Advances unless Agent receives such Lender’s Pro Rata Share of such Advances by 3:00 p.m. (Eastern Time) on the Closing Date.

(iii) The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c) Defaulting Lenders. The failure of any Defaulting Lender to make any Advances or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Advances or payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make Advances or make any other payment required hereunder.

(d) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advance (other than pursuant to the terms of Section 2.10) or other payment hereunder in excess of its pro rata share of such payments to which it is entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 9) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

11.14 Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Loan Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving (or whose Affiliate is serving) as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Advances and in the Revolving Loan Commitments, such Person shall be deemed to have concurrently resigned as such Additional Titled Agent.

11.15 Withholding Tax. To the extent required by any applicable Law, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify Agent (to the extent that Agent has not already been reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

11.16 Agent May File Proof of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Advance or any Revolving Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances or the Revolving Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Swing Line Lender, the L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Swing Line Lender, the L/C Issuer and Agent and its agents and counsel and all other amounts due Lenders, Swing Line Lender, the L/C Issuer and Agent under Section 10.1) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swing Line Lender and the L/C Issuer to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders, the Swing Line Lender and the L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 10.1.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swing Line Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

11.17 Agent in Individual Capacity. Fifth Third and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Fifth Third were not Agent hereunder, and, in each case, without notice to or consent of the other Lenders. The other Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, pursuant to such activities, Fifth Third or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or providers of Bank Products), and the Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Fifth Third in its individual capacity.

11.18 ERISA Fiduciary Representations and Warranties.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Agent, Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent, the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Agent, any Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.19 Acknowledgments Regarding Erroneous Payments.

(a) Each Lender and the L/C Issuer hereby agrees that (x) if Agent notifies such Lender or the L/C Issuer that Agent has determined in its sole discretion that any funds received by such Lender or the L/C Issuer from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or the L/C Issuer (whether or not known to such Lender or the L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or the L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or the L/C Issuer to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such

Lender or the L/C Issuer shall not assert, and hereby waives, as to Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of Agent to any Lender or the L/C Issuer under this Section 11.19 shall be conclusive, absent manifest error.

(b) Each Lender and the L/C Issuer hereby further agrees that if it receives a Payment from Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or the L/C Issuer shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or the L/C Issuer to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or the L/C Issuer that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender or the L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 11.19 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

12.	MISCELLANEOUS

12.1 Survival. All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.5(f), 2.9, 2.10 and 2.11 and Sections 10, 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.

12.2 No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Loan Document to the “continuing” (or similar wording) nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.

12.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e-mail, electronic submissions or similar writing, but not facsimile transmission) and shall be given to such party at its address or e-mail address set forth on the signature pages hereof or, in the case of a Lender, in any administrative details form provided to the Agent (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by e-mail or other electronic submissions, as set forth in Section 12.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 12.3.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing, Notice of Conversion or any notices regarding request for advances hereunder shall be delivered or furnished by Borrower by electronic communication in accordance with all procedures established by or otherwise acceptable to Agent from time to time in its sole discretion.

(c) Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

12.4 Severability. In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.5 Amendments and Waivers.

(a) General Provisions. No provision of this Agreement or any other Loan Document (other than the Fee Letter) may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower, Agent and Required Lenders (and, if any amendment, waiver or other modification would increase a Lender’s Commitment, by such Lender); provided, that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by Agent,

Borrower and all Lenders directly affected thereby, (A) reduce the principal of or rate of interest on any Advance or Reimbursement Obligation or any Fees payable hereunder, or forgive any principal of or interest on any Advance or Reimbursement Obligation or any Fees payable hereunder, (B) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.2(b)) of principal of any Advance, or of any Reimbursement Obligation or of interest on any Advance or any Reimbursement Obligation or any Fees hereunder or postpone or extend the date of termination of the commitment of any Lender hereunder, (C) release all or substantially all of the Collateral, authorize Borrower or any other Loan Party to sell or otherwise dispose of all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors, except, in each case with respect to this clause (C), as otherwise may be provided in this Agreement or the other Loan Documents in effect on the Closing Date (including in connection with any disposition permitted hereunder and including as provided in Section 11.9), (D) modify Section 9.3 or Section 11.13(d) in a manner that would alter the pro rata sharing or the order of applicable payments required thereby, (E) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a), (F) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release Borrower or any other Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger, consolidation or other transaction permitted pursuant to this Agreement or as provided in Section 11.9 with respect to Guarantors) or (G) subordinate or have the effect of subordinating (x) the Liens granted to the Agent (for the benefit of the Secured Parties) in the Collateral to the Liens securing any other Indebtedness or other obligations or (y) the payment priority of the Obligations, in each case, other than in accordance with or as contemplated by the Loan Documents in effect as of the Closing Date. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Borrower and Agent) if upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.9, Section 2.5(f), Section 10.1, Section 10.2 and Section 11.13(d)), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 12.5 notwithstanding (i) any attempted cure or other action taken by Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

(b) All Lender Consent Rights. No amendment or waiver shall, unless signed by Agent and all Lenders (or by Agent with the consent of all Lenders) (x) amend or waive this Section 12.5(b) or the definitions of the terms used in this Section 12.5(b) insofar as the definitions affect the substance of this Section 12.5(b); or (y) change (i) the definition of the term Required Lenders, (ii) the percentage of Lenders which shall be required for Lenders to take any action hereunder, or (iii) any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder.

(c) Agent, Swing Line Lender, L/C Issuer Consent Rights. No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swing Line Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swing Line Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document.

(d) Defaulting Lenders. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Advances and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 12.5) for any voting or consent rights under or with respect to any Loan Document, except that a Defaulting Lender shall be treated as an “affected Lender” solely with respect to an increase in or extension of such Defaulting Lender’s Commitments, a reduction of the principal amount owed to such Defaulting Lender or, unless such Defaulting Lender is treated the same as the other Lenders holding Advances of the same type, a reduction in the interest rates applicable to the Advances held by such Defaulting Lender, and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders, the Advances and Commitments held by Defaulting Lenders shall be excluded from the total Advances and Revolving Commitments outstanding.

(e) Amendments Regarding Additional Credit Facilities. Notwithstanding anything set forth herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of Agent, Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and Fees in respect thereof and all other related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, (ii) [reserved], and (iii) subject to Section 12.5(a)(D), to change, modify or alter Section 9.3 or Section 11.13(d) or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in clauses (i) and (ii) above.

(f) Certain Amendments. Notwithstanding anything to the contrary contained in this Section 12.5:

(i) Agent may amend Annex B to reflect any assignments entered into pursuant to Section 12.6;

(ii) Agent and Borrower may amend or modify this Agreement and any other Loan Document, without any further action or consent of any other party to any Loan Documents, to (1) cure any ambiguity, omission, defect, error or inconsistency therein, and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties; and

(iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Advances, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and

(iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(g) Eligible Swap Counterparty and Bank Product Consent Rights. Without limitation of the foregoing provisions of this Section 12.5, no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty and each provider of Bank Products then in existence (and which has notified the Agent thereof at such time), modify the provisions of Section 9.3 in any manner adverse to the interests of each such Eligible Swap Counterparty and/or such provider of Bank Products.

12.6 Assignments; Participations; Replacement of Lenders.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Advances at the time owing to it); provided, that, unless an Event of Default has occurred and is continuing, no such assignment (other than an assignment to another Lender, an Affiliate of a Lender, or an Approved Fund) shall be effective without the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed, and shall be deemed to have been given if Borrower has not responded to a written request for consent within five (5) Business Days after such request. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire Commitment under any facility hereunder and the Advances at the time owing to it (in each case with respect to any such facility); provided, that, in connection with simultaneous assignments to two or more related Affiliates or Approved Funds, such Affiliates and Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as Agent reasonably shall require and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Affiliates and Approved Funds.

(ii) From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender)

pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes evidencing the Eligible Assignee’s interest in the Commitments and the outstanding principal balance of Advances (and, as applicable, Notes evidencing the Commitments and the outstanding principal balance of Advances retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior promissory note, if any, held by it.

(iii) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Cincinnati, Ohio, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and stated interest of the Advances owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. It is intended that the Register be maintained such that the Advances are in “registered form” for the purposes of the IRC.

(iv) Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell to one or more Persons participating interests in its Advances, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender, provided, however, notwithstanding the foregoing, each Borrower hereby agrees that each Participant shall be entitled to the benefits of Section 2.10 (subject to the requirements and limitations set forth in Section 2.11) and the requirements under Section 2.9 (it being understood that the documentation required under Section 2.9 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 12.6 (provided that such Participant agrees to be subject to the provisions of Section 2.11 and Section 12.6(c) as if it were a Lender); provided, further, a Participant shall not be entitled to receive any greater payment under Section 2.9 or Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the date the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 12.6(c) with respect to any Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders, and that affects such Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.2(d). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c) Replacement of Lenders. Within 30 days after (i) receipt by Agent of notice and demand from any Lender for payment of additional costs or as provided in Sections 2.5(f) and 2.10, which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, (iii) any Lender is a Defaulting Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), Borrower and/or Agent may, at its option, notify such Affected Lender and, in the case of Borrower’s election, Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, (x) in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender, and (y) in the event the Replacement Lender is to replace an Affected Lender described in the preceding clauses (i) or (ii), such assignment will result in a reduction in such compensation or payments thereafter. In the event Borrower or Agent, as applicable, obtains a Replacement Lender, the Affected Lender shall sell, at par, and assign all of its Advances and funding commitments hereunder to such Replacement Lender (and such Affected Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts)) in accordance with the procedures set forth in Section 12.6(a); provided, that (A) Borrower shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.5(f), 2.9 or 2.10, as applicable, of this Agreement through the date of such sale and assignment and (B) Borrower shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.6(a) within 5 Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 12.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 12.6(a), Borrower, shall be effective for purposes of this Section 12.6(c) and Section 12.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Agent and/or Borrower to require such assignment and delegation cease to apply.

(d) Loan Party Assignments. No Loan Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Loan Document without the prior written consent of Agent and each Lender.

12.7 [Reserved].

12.8 Headings. Headings and captions used in the Loan Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

12.9 Confidentiality. Agent and each Lender shall hold all non-public information regarding the Loan Parties and their respective businesses identified as such by Borrower and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of such Person and of such Person’s Affiliates (collectively, the “Related Parties” of such Person) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, to insurance industry associations, to portfolio management services, to the provider of any electronic delivery platform and to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (iii) subject to an agreement containing provisions substantially the same as those of this Section (including any customary “click-through” interface used in connection with the Agent’s customary syndication processes), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender hereunder, and (B) any actual or prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and any actual or prospective providers of Bank Products, provided, that any such Persons shall have been agreed to be bound by the provisions of this Section 12.9, (iv) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (v) to any other party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar legal process and in connection with any Litigation, (viii) as may be required in connection with the examination, audit or similar investigation of such Person,

(ix) with the consent of Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties, (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, and (xii) to the extent requested by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, provided, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. For the avoidance of doubt, nothing in this Section 12.9 shall prohibit or impede any Person from voluntarily disclosing or providing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person. The obligations of Agent and Lenders under this Section 12.9 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof. Each of the Agent and the Lenders acknowledges that the information received by the Loan Parties and their Affiliates may include material non-public information concerning a Loan Party or its Affiliates, as the case may be; it has developed compliance procedures regarding the use of material non-public information; and it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

12.10 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.11 Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Loan Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

12.12 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN ANY OTHER LOAN DOCUMENT), AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY,

AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.

12.13 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

12.14 Publication; Advertisement.

(a) Publication. No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Fifth Third or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Loan Party shall give Agent prior written notice of such publication or other disclosure or (ii) with Fifth Third’s prior written consent.

(b) Advertisement. Each Lender and each Loan Party hereby authorizes Fifth Third to publish the name of such Lender and Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Fifth Third elects to submit for publication. In addition, each Lender and each Loan Party agrees that Fifth Third may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Fifth Third shall provide Borrower with an opportunity to review and confer with Fifth Third regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Fifth Third may, from time to time, publish such information in any media form desired by Fifth Third, until such time that Borrower shall have requested Fifth Third cease any such further publication.

12.15 Counterparts; Integration. This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

12.16 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.17 USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Agent or such Lender, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. The Loan Parties agree to, promptly following a request by Agent or any Lender, provide all such other documentation and information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation.

12.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

12.19 Acknowledgement Regarding Any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), and in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:	/s/ Bruce Schuman
Name: Bruce Schuman
Title: Chief Financial Officer

Borrower’s Address for Notices:

Universal Technical Institute, Inc. 4225 E. Windrose Drive, Suite 200
Phoenix, Arizona 85032
Attention: Bruce Schuman

LOAN PARTIES:

UTI HOLDINGS, INC.
UNIVERSAL TECHNICAL INSTITUTE OF ARIZONA, INC.
UNIVERSAL TECHNICAL INSTITUTE OF CALIFORNIA, INC.
UNIVERSAL TECHNICAL INSTITUTE OF NORTH CAROLINA, INC.
UNIVERSAL TECHNICAL INSTITUTE OF NORTHERN TEXAS, LLC
UNIVERSAL TECHNICAL INSTITUTE OF PENNSYLVANIA, INC.
UNIVERSAL TECHNICAL INSTITUTE OF PHOENIX, INC.
UNIVERSAL TECHNICAL INSTITUTE OF SOUTHERN CALIFORNIA, LLC
UNIVERSAL TECHNICAL INSTITUTE OF TEXAS, INC.
UNIVERSAL TECHNICAL INSTITUTE VENTURES, LLC
U.T.I, OF ILLINOIS, INC.
COLLEGES OF DENTAL AND MEDICAL ASSISTANTS, INC.
CONCORDE CAREER COLLEGES, INC.
CUSTOM TRAINING GROUP, INC.
SOUTHERN CALIFORNIA COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.

UNIVERSAL TECHNICAL INSTITUTE

CREDIT AGREEMENT

STUDENT FUNDING GROUP, LLC
UNIVERSAL TECHNICAL INSTITUTE OF NORTHERN CALIFORNIA, INC.
HCP ED HOLDINGS, INC.
MICHIGAN INSTITUTE OF AERONAUTICS, INC.
UNITED HEALTH CAREERS INSTITUTE, INC.
UNIVERSAL TECHNICAL INSTITUTE NORTHEAST, LLC
UNIVERSAL TECHNICAL INSTITUTE OF ARIZONA, LLC
UTI SOUTH FLORIDA, LLC
UTI WEST TEXAS, LLC
UNIVERSAL TECHNICAL INSTUTITE OF SAN ANTIONIO, LLC
UNIVERSAL TECHNICAL INSTITUTE OF ATLANTA, LLC

By:	/s/ Bruce Schuman
Name: Bruce Schuman
Title: Chief Financial Officer

Loan Parties’ Address for Notices:

Universal Technical Institute, Inc. 4225 E. Windrose Drive, Suite 200
Phoenix, Arizona 85032
Attention: Bruce Schuman

UNIVERSAL TECHNICAL INSTITUTE

CREDIT AGREEMENT

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Agent and a Lender

By:	/s/ Jeff Thom
Name: Jeff Thom
Title: Senior Vice President

Agent’s Address for Notices:

Judy Huls
MD# 109047 38 Fountain Square Plaza
Cincinnati, OH 45263
(513) 534-4224
(513) 534-0875

UNIVERSAL TECHNICAL INSTITUTE

CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Nicholas Zedreck
Name: Nicholas Zedreck
Title: Vice President

UNIVERSAL TECHNICAL INSTITUTE

CREDIT AGREEMENT

TRUIST BANK,
as a Lender

By:	/s/ Chris Hursey
Name: Chris Hursey
Title: Director

UNIVERSAL TECHNICAL INSTITUTE

CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Garrett Galt
Name: Garrett Galt
Title: Senior Vice President

UNIVERSAL TECHNICAL INSTITUTE

CREDIT AGREEMENT

CITIBANK, N.A.,
as a Lender

By:	/s/ Kacie Gaines
Name: Kacie Gaines
Title: Senior Vice President

UNIVERSAL TECHNICAL INSTITUTE

CREDIT AGREEMENT

ANNEX A

to

CREDIT AGREEMENT

LETTERS OF CREDIT

(a) Issuance.

(i) Subject to the terms and conditions of this Agreement, Agent and Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for a Loan Parties account, Letter of Credit Obligations with respect to Letters of Credit issued by L/C Issuer for such Loan Parties account. Borrower shall give Agent at least three Business Days (or such shorter period consent to by Agent and L/C Issuer in each case in their discretion) prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by a completed Letter of Credit application. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and communications by Agent and L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and between Borrower and L/C Issuer. Borrower hereby authorizes L/C Issuer and Agent to accept, act upon, and treat as genuine and original (but without any obligation of L/C Issuer or Agent to do any of the foregoing) applications, authorizations, and other requests regardless of the manner communicated, including those sent or communicated via overnight courier, certified or non-certified mail, fax, email, electronic code, or phone, so long as L/C Issuer does not have actual knowledge that a particular application, authorization, or other request is not authorized by Borrower.

(ii) Letters of Credit issued hereunder shall constitute utilization of the Revolving Loan Commitments. A Letter of Credit shall be issued, extended, reinstated, or otherwise amended only if (and upon issuance, extension, reinstatement or other amendment of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, extension, reinstatement or other amendment, (i) the aggregate amount of Letter of Credit Obligations shall not at any time exceed $75,000,000.00 (the “L/C Sublimit”); (ii) no Lender’s Revolving Exposure will exceed such Lender’s Revolving Loan Commitment; and (iii) the aggregate Revolving Exposure of all Lenders shall not exceed the aggregate Revolving Loan Commitments of all Lenders.

(iii) Borrower is responsible for preparing or approving the text of each Letter of Credit as submitted to and as issued by L/C Issuer and as received by the beneficiary, notwithstanding any drafting recommendations or forms provided by L/C Issuer. L/C Issuer’s recommendation or drafting of text or L/C Issuer’s use or non-use or refusal to use text submitted by Borrower shall not affect Borrower ultimate responsibility. Borrower is responsible for L/C Issuer’s failure to apply, or to observe standard practice as applied to, Letter of Credit terms or conditions, and for terms or conditions that (A) are erroneous, ambiguous, inconsistent, insufficient, ineffective, or illegal, (B) require L/C Issuer to respond to a demand in fewer than three Business Days, or (C) require or allow Borrower to sign, issue, or present a document. Notwithstanding anything to the contrary in this Agreement, L/C Issuer’s obligation to issue, amend, or extend the expiration date of a Letter of Credit is subject to its review and approval of the proposed terms of the Letter of Credit (and any amendment thereof) in its sole discretion. Borrower represents and warrants to L/C Issuer that Borrower is familiar with, and understands, applicable Law and letter of credit practice. If requested by L/C Issuer, Borrower will execute, deliver, and submit a letter of credit application and reimbursement agreement on L/C Issuer’s standard forms in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such letter of credit application or reimbursement agreement, the terms and conditions of this Agreement will control, for so long as Borrower and L/C Issuer are subject thereto. Notwithstanding anything to the contrary in this Agreement but subject to Borrower’s ultimate responsibility as set forth above in this paragraph (a), L/C Issuer’s obligation to issue, amend, or extend the expiration date of a Letter of Credit is subject to its review and approval of the proposed terms of the Letter of Credit (and any amendment thereof) in its sole discretion.

i

(iv) Borrower will notify L/C Issuer in writing no later than three Business Days after Borrower first becomes aware of any objection Borrower may have to L/C Issuer’s issuance or amendment of a Letter of Credit, L/C Issuer’s acceptance or rejection of a presentation under any Letter of Credit, or any other action or inaction taken or proposed to be taken by L/C Issuer under or in connection with this Agreement or any other agreement, document, or instrument relating hereto; provided, however, that if L/C Issuer reasonably believes that it is obligated to take any action, including, but not limited to, the payment on a Letter of Credit in a period of time less than three Business Days, L/C Issuer is allowed to take such action without liability to Borrower. Borrower’s failure to give timely and specific notice of objection shall automatically waive Borrower’s objection, authorize or ratify L/C Issuer’s action or inaction, and absolutely preclude Borrower from raising the objection as a defense or claim against L/C Issuer (or any Indemnitee). If L/C Issuer approaches Borrower for a waiver of discrepancies in a presentation, then Borrower must respond within three Business Days. L/C Issuer may treat Borrower’s failure to respond as a waiver of the indicated discrepancies, but need not itself accept Borrower’s implied or express waiver of discrepancies as binding on L/C Issuer. Borrower’s acceptance or retention of any documents presented under or in connection with a Letter of Credit (including, but not limited to, originals or copies of documents sent directly to Borrower) or of any property for which payment is supported by any Letter of Credit shall ratify L/C Issuer’s honor of the relevant presentation and absolutely preclude Borrower from raising a defense or claim against L/C Issuer (or any Indemnitee) with respect to such honor.

(b) Expiration Date. Except for Evergreen Letters of Credit that are subject to the terms and conditions set forth in this paragraph, no Letter of Credit shall have an expiration date that is later than the earlier of (i) one year following the date of issuance thereof (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one year after the then-current expiration date of such Letter of Credit) unless otherwise permitted by L/C Issuer (subject to the other provisions of this Agreement) and (ii) the date that is five (5) Business Days before the Commitment Termination Date, and neither Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase or acquire participations in, any Letter of Credit having an expiration date that is later than the Commitment Termination Date. If Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”), provided that any such Evergreen Letter of Credit shall permit L/C Issuer to prevent any such extension at least once in each one-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such one-year period to be agreed upon by Borrower and L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the expiration date permitted under this paragraph.

(c) Participations.

(i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of L/C Issuer or the Lenders, L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from L/C Issuer, a participation in such Letter of Credit and the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph is absolute, unconditional, and irrevocable and shall not be affected by any circumstance whatsoever, including any extension, reinstatement or other amendment of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(ii) In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally, and irrevocably agrees to pay to Agent, for account of L/C Issuer, such Lender’s Pro Rata Share of each payment made by L/C Issuer promptly upon the request of L/C Issuer at any time from the time of such payment until such payment is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Commitment Termination Date. Such payment by each Lender shall be made without any offset, abatement, withholding, or reduction whatsoever (including without limitation any offset, abatement, withholding or reduction relating to or arising out of those matters set forth in paragraph (h) below), and shall be made in the same manner as provided in this Agreement with respect to Revolving Credit Advances (and such provisions shall apply, mutatis mutandis, to the payment obligations of the Lenders under this paragraph). Agent shall promptly pay to L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by Agent of any payment from Borrower pursuant to paragraph (d) below, Agent shall distribute such payment to L/C Issuer or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse L/C Issuer, to such Lenders and L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse L/C Issuer for any payment under a Letter of Credit shall not constitute an Advance and shall not relieve Borrower of its obligation to reimburse such Letter of Credit payment, unless Borrower have financed such payment with a Base Rate Loan or Swing Line Advance in accordance with the terms of this Agreement.

(iii) Each Lender acknowledges and agrees that its participation in each Letter of Credit and the related Letter of Credit Obligations will be automatically adjusted to reflect adjustments in such Lender’s Pro Rata Share from time to time.

(iv) The obligations of Lenders under the paragraphs above shall be for the benefit of Agent and L/C Issuer and may be enforced by L/C Issuer.

(d) Reimbursement and Interim Interest.

(i) If L/C Issuer shall make any disbursement in respect of a Letter of Credit, Borrower shall reimburse L/C Issuer by paying to Agent an amount equal to such disbursement in immediately available U.S. dollars, without withholding, deduction, or setoff, not later than 1:00 p.m. prevailing local time in Cincinnati, OH on (i) the Business Day that a Borrower receives notice of L/C Issuer’s disbursement, if such notice is received prior to 10:00 a.m. prevailing local time in Cincinnati, OH; or (ii) the Business Day immediately following the day that a Borrower receives such notice, if such notice is not received prior to such time, with interest at the rate applicable to Base Rate Loans for the additional calendar day(s) elapsed; provided that, if such disbursement by L/C Issuer is not less than $500,000, Borrower may, subject to the conditions to borrowing set forth in the Agreement, request in accordance with Section 2.1 or 2.3 that such payment be financed with a Base Rate Loan or Swing Line Advance in an equivalent amount, and to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or Swing Line Advance. L/C Issuer’s records showing the dates and amounts of payments due and disbursements made shall be presumed correct and complete and, if Borrower does not object within five Business Days after receiving the information, shall be final. If Borrower fails to make such payment when due, Agent shall notify each Lender of the applicable payment under the Letter of Credit, the payment then due from Borrower in respect thereof, and such Lender’s Pro Rata Share thereof.

(ii) If Borrower fails to reimburse L/C Issuer for any amount disbursed when due pursuant to paragraph (d)(i) above, then the unpaid amount shall bear interest, for each day from and including the date such disbursement is made to but excluding the date that Borrower reimburses L/C Issuer for such disbursement, at the Default Rate. Interest accrued pursuant to this paragraph shall be for account of L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (c)(ii) above to reimburse L/C Issuer shall be for account of such Lender to the extent of such payment.

(e) Limitations. L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment, or decree of any Governmental Authority or arbitrator shall enjoin or restrain, or purport to enjoin or restrain, L/C Issuer from issuing such Letter of Credit, or request that such L/C Issuer refrain from, or, if in the sole discretion of L/C Issuer, any Law applicable to L/C Issuer shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or Law shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve, capital or liquidity requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost, or expense that was not applicable on the Closing Date and that L/C Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of L/C Issuer;

(iii) except as otherwise agreed by Agent and L/C Issuer, such Letter of Credit is in an initial amount less than $500,000; or

(iv) any Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate L/C Issuer’s actual or potential fronting exposure (after giving effect to any reallocation under Section 2.12) with respect to the Defaulting Lender arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential fronting exposure, as it may elect in its sole discretion.

L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(f) Cash Collateral.

(i) If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement, including Section 9.2 of this Agreement, prior to the Commitment Termination Date, Borrower will pay to Agent for the ratable benefit of itself and Lenders cash or cash equivalents acceptable to Agent (“Cash Collateral”) in an amount equal to 105% of the Letter of Credit Obligations plus accrued and unpaid interest thereon. Such Cash Collateral shall be held by Agent and pledged to, and subject to the control of, Agent, for the benefit of Agent, Lenders, and L/C Issuer. Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such Cash Collateral and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement, including this paragraph (f)(i), shall constitute a security agreement under applicable Law.

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall provide Cash Collateral within two Business Days thereafter in the manner described, and subject to the terms and conditions as set forth, above.

(iii) From time to time after funds are deposited as Cash Collateral by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds then held by it to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent, Lenders and L/C Issuer with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations then due and payable.

(iv) Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the Cash Collateral, except that upon the termination of all Letter of Credit Obligations (which requires the return of all original Letters of Credit) and the payment of all amounts payable by Borrower to Agent, Lenders and L/C Issuer in respect thereof, any remaining Cash Collateral shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Borrower or as otherwise required by Law. Interest earned, if any, on Cash Collateral shall be held as additional collateral.

(g) Fees and Expenses. In addition to the Letter of Credit Fees payable pursuant to Section 2.4(e)(iii) of this Agreement, Borrower shall pay to L/C Issuer, on demand, such Letter of Credit Fees as are set forth from time to time in L/C Issuer’s Fee schedule for letters of credit, including without limitation, a fronting fee of no less than 0.125% of the face amount of each Letter of Credit issued. Borrower acknowledges that L/C Issuer may modify such Fee schedule at any time and will communicate such new Fee schedule information to Borrower as required in the notice provision hereunder. Such new Fees will be effective 30 days after such notice and shall apply as of such date to all existing and future Letters of Credit issued by L/C Issuer. In the event of any inconsistency between the Fees set forth in this Agreement and the Fees set forth in such Fee schedule, the Fees set forth in this Agreement will control.

(h) Obligations Absolute. The obligation of Borrower to reimburse L/C Issuer, Agent, and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional, and irrevocable, and not subject to abatement, reduction, withholding, deduction, deferment, interruption, recoupment, or other right (whether legal, equitable, or otherwise) for any reason whatsoever, without necessity of presentment, demand, protest, or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be absolute, unconditional, and irrevocable. Such obligations of Borrower and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances, including and/or despite any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defense (including suretyship), or other right that Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein, or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

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(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Agent or L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft, certificate, or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) the fact that a Default or an Event of Default has occurred and is continuing;

(vi) any bankruptcy, insolvency, receivership, reorganization, or similar proceeding discharging or otherwise affecting Borrower or any of its Affiliates;

(vii) Agent’s, L/C Issuer’s, or any other Lender’s rights and remedies with respect to any collateral;

(viii) Borrower’s claims, rights, or remedies against any of its Affiliates;

(ix) Agent’s, L/C Issuer’s, or any other Lender’s waiver or release of any obligation of Borrower;

(x) any amendment, supplement, restatement, or renewal of this Agreement or any other agreement, document, or instrument relating hereto;

(xi) any loss or damage to any collateral;

(xii) the failure of any lien or security interest in favor of Agent (for the benefit of the Lenders) to attach, be perfected or recorded, or remain perfected or recorded;

(xiii) Agent’s release of any collateral, or taking of additional collateral, and Borrower waive any and all rights with respect to all of the foregoing; or

(xiv) any other circumstance or event whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.

(i) L/C Issuer Discretion.

(i) For Borrower’s account, L/C Issuer may at any time provide in a Letter of Credit or otherwise agree to do or do the following:

(A) send the Letter of Credit via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) network and bind Borrower directly and as an indemnifier to the rules applicable to SWIFT messages (including, but not limited to, rules obligating Borrower or L/C Issuer to pay bank charges);

(B) assert, waive, or, with any necessary consent from the beneficiary or other person or entity, amend any provision in the Letter of Credit or applicable practice that primarily concerns issuer operations including, but not limited to, (A) identification of the Letter of Credit in any presentation, (B) marking of the Letter of Credit to reflect a transfer, payment, or other action, (C) specification of the business days and hours, manner, and place for L/C Issuer receiving a presentation, effecting honor, and giving notice of dishonor under the Letter of Credit, (D) duration of the period(s) for examination, approaching Borrower for a waiver, or sending a notice of refusal, (E) disposition of the beneficiary’s documents after dishonor or while approaching Borrower for a waiver, and (F) replacement of a lost Letter of Credit or recognition of a successor beneficiary;

(C) discount an accepted draft or deferred payment undertaking incurred under the Letter of Credit, at the request of the beneficiary or other third party, without affecting the amount or due date of Borrower’s obligations to reimburse or pay fees to L/C Issuer;

(D) select any branch, bank office, or L/C Issuer affiliate or any other bank or financial institution or affiliate for issuing, advising, transferring, confirming, and/or nominating bank or person or entity under the law and practice of the place where it acts (if the Letter of Credit permits advice, transfer, confirmation, and/or nomination) to act under contract with L/C Issuer as a letter of credit processing agent for L/C Issuer in L/C Issuer’s issuance of the Letter of Credit or processing of demands or in any other action that L/C Issuer is required or permitted to take under the Letter of Credit;

(E) accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation and disregarding any information or data outside of the face of the documents, regardless of any notice or information to the contrary, and may honor and make payment upon any presentation that appears on its face to substantially comply with the terms and conditions of a Letter of Credit, whether or not the Letter of Credit requires strict compliance and without regard to any non-documentary condition in such Letter of Credit (including, but not limited to, honor of a draft that is non-negotiable or informal, honor up to the amount available under the Letter of Credit of a demand claiming more than that amount, honor of a draft or other document that lacks a reference to the Letter of Credit, honor of a presentation of documents that include inconsistent extraneous data, and allowance of a grace period of one business day for timing requirements under the Letter of Credit);

(F) decline to accept any documents and make payment if such documents are not in strict compliance with the terms and conditions of a Letter of Credit;

(G) provide for or submit to arbitration, mediation, DOCDEX (the ICC Banking Commission’s informal dispute resolution service), or the like for the resolution of some or all disputes with the beneficiary or other person or entity; and

(H) replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;

(ii) Unless specifically committed to do so in a writing signed by L/C Issuer, L/C Issuer is not required to issue any Letter of Credit amendment. If the Letter of Credit may be extended or terminated by a notice given or other action taken by L/C Issuer (with or without the passage of time), then, whether or not requested to do so by Borrower, L/C Issuer shall have the right to give such notice or take such action, to fail or refuse to do so, or to fail to retain proof of doing so. If L/C Issuer gives such notice or takes such action at Borrower’s request, then Borrower shall obtain the beneficiary’s acknowledgement and, in the case of Letter of Credit termination, return the original Letter of Credit. If L/C Issuer fails or refuses to give notice of non-extension or termination at Borrower’s timely written request, then L/C Issuer’s Letter of Credit Fees shall be calculated as if L/C Issuer had given such notice or taken such action.

(iii) If the beneficiary or another person or entity claims that L/C Issuer has wrongfully repudiated or dishonored a Letter of Credit, then L/C Issuer shall have the right to defend or settle the claim, with or without joining Borrower in any proceeding or negotiation and without regard to whether the claimant asserts that L/C Issuer is precluded from relying on a valid defense. Borrower shall have the obligation to mitigate damages and, if L/C Issuer pays or settles a claim then Borrower will reimburse, indemnify, account for any benefits, and cooperate with L/C Issuer as subrogee.

(iv) L/C Issuer’s actions in one or more instances shall not waive its right, with or without notice to Borrower, to use its discretion differently in other similar instances and shall not establish a course of conduct on which Borrower may rely in any other instances under the same or other Letter of Credit.

(j) Indemnification; Nature of Duties.

(i) In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent, L/C Issuer, and each Lender, and each other Indemnitee, from and against any and all claims, demands, liabilities, damages, losses, costs, charges, and expenses (including reasonable attorneys’ fees and allocated costs of internal and external counsel) that Agent, L/C Issuer, or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, (B) the failure of Agent or any Lender seeking indemnification or of L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (C) arising from or incurred in connection with any breach of a representation, warranty, or covenant by Borrower; (D) arising out of or resulting from any suit, action, claim, proceeding, or governmental investigation, pending or threatened, whether based on statute, regulation, or order, or tort, or contract, or otherwise, before any court or governmental authority (and irrespective of who may be the prevailing party); (E) arising out of or in connection with any payment or action taken in connection with any Letter of Credit, including, without limitation, any action or proceeding seeking to restrain any drawing under a Letter of Credit or to compel or restrain any payment or any other action under a Letter of Credit or this Agreement (and irrespective of who may be the prevailing party); or (F) arising out of or in connection with any act or omission of any governmental authority or other cause beyond the Indemnitee’s reasonable control; except in each case to the extent such claim, liability, loss, damage, tax, penalty, interest, judgment, cost, or expense or against any Indemnitee is found to have resulted from the gross negligence or willful misconduct of such Indemnitee (as finally determined by a court of competent jurisdiction in a non-appealable matter).

(ii) As between Agent, L/C Issuer, and any Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by Law, none of Agent, L/C Issuer, or any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully and strictly with the conditions required in order to demand payment under such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent, L/C Issuer, or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s, L/C Issuer’s, or any Lender’s rights or powers hereunder or under this Agreement.

(iii) Limitations on Remedies.

(A) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants, or indemnities made by Borrower in favor of L/C Issuer in any letter of credit application, reimbursement agreement, or similar document, instrument, or agreement between Borrower and L/C Issuer.

(B) EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER L/C ISSUER (NOR ANY OTHER INDEMNITEE) SHALL BE LIABLE TO BORROWER IN CONTRACT, TORT, OR OTHERWISE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES.

(C) Borrower must take action to avoid and reduce the amount of damages claimed against L/C Issuer (or other Indemnitee, as applicable).

(D) Borrower’s aggregate remedies against L/C Issuer for honoring a presentation or retaining honored documents in breach of L/C Issuer’s obligations to Borrower (whether arising under this Agreement, any other agreement, document, or instrument relating hereto, applicable letter of credit practice or law, or any other applicable law) are limited to the aggregate amounts paid by Borrower to L/C Issuer with respect to the honored presentation.

(E) In any dispute or litigation between Borrower and L/C Issuer, Borrower shall pay L/C Issuer’s reasonable attorneys’ fees, expert witness fees, and other expenses of litigation or dispute resolution, unless Borrower obtains a non-appealable award for damages against L/C Issuer, as so ordered by a court of competent jurisdiction. If Borrower prevails in an action based on forgery or fraud of the beneficiary or other presenter, this does not relieve Borrower from their obligation to pay L/C Issuer’s fees and expenses in contesting the entry or maintenance of injunctive relief.

(iv) L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Section 11.6 of this Agreement with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Section 11.6 of this Agreement included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(v) Borrower, Agent, and Lenders each agree that, in the absence of gross negligence or willful misconduct on the part of L/C Issuer (as finally determined by a court of competent jurisdiction), L/C Issuer will be deemed to have exercised care in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(k) Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated as a primary obligor as set forth herein for any and all drawings under such Letter of Credit, and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of Borrower, Borrower agrees that (i) such Subsidiary shall have no rights against L/C Issuer, Agent, or any Lender and Borrower shall hold L/C Issuer, Agent and any such Lender harmless with respect to any claim or other attempted exercise of rights by such Subsidiary against any of them, (ii) Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transactions related thereto. Borrower shall, at the request of L/C Issuer, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

(l) Rules of Practice. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued by it, (i) the rules of the International Standby Practices, ICC Publication No. 590 (as amended, supplemented, restated, and/or republished from time to time, the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (as amended, supplemented, restated, and/or republished from time to time, the “UCP”) shall apply to each commercial Letter of Credit, if made available under the Credit Agreement. Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where L/C Issuer, the beneficiary, or any advising, transferring, confirming, or nominated bank or person or entity is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade, or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

(m) Survival. The provisions of this Annex A shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively), any termination of this Agreement, and the assignment of any rights hereunder.

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ANNEX B

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CREDIT AGREEMENT

Lender	Revolving Commitment	Applicable Percentage of Revolving Commitment
Fifth Third Bank, National Association	$60,000,000.00	30.000000000%
JPMorgan Chase Bank, N.A.	$50,000,000.00	25.000000000%
Truist Bank	$50,000,000.00	25.000000000%
PNC Bank, National Association	$20,000,000.00	10.000000000%
Citibank, N.A.	$20,000,000.00	10.000000000%

Total	$200,000,000.00	100.000000000%